Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

M3-BRIGADE ACQUISITION V CORP.,

RESERVEONE, INC.

RESERVEONE HOLDINGS, INC.,

R1 SPAC MERGER SUB, INC.

AND

R1 COMPANY MERGER SUB, INC.

DATED AS OF JULY 7, 2025

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EXHIBITS

EXHIBIT A	Form of Sponsor Support Agreement
EXHIBIT B	Form of Amended and Restated Registration Rights Agreement
EXHIBIT C	Form of Lock -Up Agreement
EXHIBIT D	Form of Convertible Notes Subscription Agreements
EXHIBIT E	Form of Equity Pipe Subscription Agreements
EXHIBIT F	Pubco Governance Term Sheet
EXHIBIT G	Interim Charter Term Sheet
EXHIBIT H	Administrative Services Agreement Term Sheet

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This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of July 7, 2025, is made by and among (i) M3-Brigade Acquisition V Corp., a Cayman Islands exempted company incorporated with limited liability (“M3”), (ii) ReserveOne, Inc., a Delaware corporation (the “Company”), (iii) ReserveOne Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Pubco”), (iv) R1 SPAC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“SPAC Merger Sub”), and (v) R1 Company Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“Company Merger Sub” and together with SPAC Merger Sub, the “Merger Subs”). M3, the Company, Pubco and the Merger Subs shall each be referred to herein from time to time as a “Party” and collectively as, the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, M3 is a blank check company incorporated as a Cayman Islands exempted company on March 12, 2024, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, the Company directly owns 100% of the issued and outstanding Equity Securities (as defined below) of Pubco;

WHEREAS, Pubco owns 100% of the issued and outstanding Equity Securities of each of the Merger Subs, each of which was formed for the sole purpose of consummating the Mergers (as defined below);

WHEREAS, pursuant to the Governing Documents (as defined below) of M3, M3 is required to provide an opportunity for its shareholders to have their issued and outstanding M3 Class A Ordinary Shares (as defined below) redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the M3 Shareholder Approval (as defined below);

WHEREAS, concurrently with the execution of this Agreement, MI7 Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), M3, Pubco, the Company and the other parties thereto entered into the sponsor support agreement, substantially in the form attached hereto as Exhibit A (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor has agreed to (i) vote in favor of all of the Transaction Proposals (as defined below), (ii) acknowledge and agree that all Pubco Shares it shall receive at Closing shall be subject to restrictions on transfer to the same extent as its M3 Class B Ordinary Shares are currently subject pursuant to the IPO Letter Agreement which was assigned to and assumed by the Sponsor pursuant to the Letter Agreement Assignment, and (iii) waive anti-dilution protections with respect to all M3 Class B Ordinary Shares and M3 Class B Common Shares held by the Sponsor as provided for in the M3 Governing Documents (including Section 17.3 of M3’s amended and restated memorandum and articles of association) except to the extent described in Exhibit G attached hereto (with a portion of the equity issued in respect of such anti-dilution protection subject to forfeiture as set forth in Section 2.6), each on the terms and subject to the conditions set forth in the Sponsor Support Agreement;

WHEREAS, on the Closing Date (as defined below) prior to the time at which the SPAC Merger Effective Time occurs, M3 shall be de-registered in the Cayman Islands and registered by way of continuation in Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Part XII of the Cayman Islands Companies Act (As Revised) (the “Cayman Islands Act”) (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, M3 intends for U.S. federal income Tax (as defined below) purposes that (a) the Plan of Domestication (as defined below) shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to the Domestication and (b) the Domestication be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (the “Domestication Intended Tax Treatment”);

WHEREAS, on the Closing Date, following the Domestication, (a) the Company, as the sole shareholder of Pubco, shall take all actions necessary, proper and convenient to cause Pubco to amend and restate its Governing Documents, (b) SPAC Merger Sub will merge with and into M3 (the “SPAC Merger”), with M3 as the surviving company in the SPAC Merger and, as a result of the SPAC Merger, M3 will become a wholly owned Subsidiary of Pubco with security holders of M3 receiving securities of Pubco with terms governed by the Amended Pubco Certificate of Incorporation (as defined below) and (c) Company Merger Sub will merge with and into the Company (the “Company Merger” and together with the SPAC Merger, the “Mergers”), with the Company as the surviving company in the Company Merger and, as a result of the Company Merger, the Company will become a wholly owned Subsidiary (as defined below) of Pubco and each Company Common Share will be automatically converted as of the Company Merger Effective Time into the right to receive securities of Pubco with terms governed by the Amended Pubco Certificate of Incorporation;

WHEREAS, at the Closing, the Sponsor and certain other Persons (as defined below) will enter into an amended and restated registration rights agreement, substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which, among other things, the investors party thereto will be granted certain registration rights with respect to their respective Pubco Shares (as defined below), on the terms and subject to the conditions therein;

WHEREAS, at the Closing, an Affiliate of the Sponsor and Pubco will enter into a administrative services agreement in a form agreed to by such Affiliate of the Sponsor and Pubco consistent with the term sheet attached hereto as Exhibit H (the “Administrative Services Agreement”), pursuant to which, among other things, such Affiliate of the Sponsor will provide certain back-office and administrative services to Pubco following the Mergers for certain cost reimbursement and an annual fee to be set and adjusted as set forth in Administrative Services Agreement;

WHEREAS, the board of directors of M3 (the “M3 Board”), acting upon the recommendation of a special committee of independent and disinterested directors previously appointed by the M3 Board, has (a) determined that the Mergers are fair, advisable and in the best interests of M3 and its shareholders, (b) approved this Agreement, the Ancillary Documents (as defined below) to which M3 is or will be a party and the transactions contemplated hereby and thereby (including the Domestication and the Mergers) and (c) recommended, among other things, the approval and adoption of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby (including the Domestication and the Mergers) by the holders of M3 shares entitled to vote thereon;

WHEREAS, the boards of directors of Pubco, SPAC Merger Sub and Company Merger Sub have (a) determined that the Mergers are fair, advisable and in the best interests of their respective companies and stockholders, (b) approved this Agreement, the Ancillary Documents (as defined below) to which the respective companies are or will be a party and the transactions contemplated hereby and thereby (including the Domestication and the Mergers) and (c) recommended, among other things, the approval and adoption of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby (including the Domestication and the Mergers) by the holders of Pubco, SPAC Merger Sub and Company Merger Sub shares entitled to vote thereon;

WHEREAS, the board of directors of the Company has (a) determined that the Mergers are fair, advisable and in the best interests of the Company and its stockholders, (b) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Company Merger) and (c) recommended, among other things, the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Company Merger) by the holders of Company Common Shares (as defined below) entitled to vote thereon;

WHEREAS, on the date of this Agreement, (a) the Convertible Note Investors (as defined below) have agreed to make a private investment in Pubco at the Closing by purchasing convertible notes with an aggregate principal amount equal to the Convertible Notes Gross Proceeds (as defined below) (the “Convertible Notes PIPE”) and (b) the Equity PIPE Investors (as defined below) have agreed to make a private investment in either (i) Company Common Shares or (ii) Pubco Class A Common Shares, subject to the terms of the Equity PIPE Subscription Agreements, at the Closing by purchasing such stock in the aggregate amount equal to the Equity PIPE Gross Proceeds (as defined below) (and in connection therewith, shall receive certain warrants) (the “Equity PIPE” and, together with the Convertible Notes PIPE, the “PIPE Investments” and the Equity PIPE Gross Proceeds together with the Convertible Notes Gross Proceeds, the “PIPE Gross Proceeds”), in each case, pursuant to (i) subscription agreements substantially in the form set forth on Exhibit D for the Convertible Notes PIPE (the “Convertible Notes Subscription Agreements”) and (ii) subscription agreements substantially in the form set forth on Exhibit E for the Equity PIPE (the “Equity PIPE Subscription Agreements” and, together with the Convertible Notes Subscription Agreements, the “PIPE Subscription Agreements”); and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that the Equity PIPE, in the case that the Equity PIPE Investors (as defined below) make a private investment in Pubco Class A Common Shares, and the Mergers shall, collectively, constitute an exchange governed by the provisions of Section 351 of the Code with respect to the receipt of Pubco Class A Common Shares; provided , however, that in the case that the Equity PIPE Investors (as defined below) make a private investment in common stock of the Company, such transaction and the Mergers shall, separately, each constitute an exchange governed by the provisions of Section 351 of the Code with respect to the receipt of the Company Common Shares and the Pubco Class A Common Shares (the “Equity PIPE-Mergers Intended Tax Treatment” and together with the Domestication Intended Tax Treatment, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article 1

DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction.

“Additional M3 SEC Reports” has the meaning set forth in Section 4.7.

“Administrative Services Agreement” has the meaning set forth in the recitals to this Agreement.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Common Share Consideration” means an aggregate number of Pubco Common Shares equal in value to the Equity Value, with each such Pubco Common Share valued at $10 per share.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.3.

“Alternative Transaction” means (a) with respect to any Group Company, a transaction (other than the transactions contemplated by this Agreement and any Ancillary Document) concerning the sale of (i) all or any material part of the business or assets of the Group Companies or (ii) any of the Equity Securities of the Company, in either case, whether such transaction takes the form of a sale of Equity Securities or other equity interests in the Company, merger, consolidation, asset sale, amalgamation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (b) with respect to M3, a transaction (other than the transactions contemplated by this Agreement and the Ancillary Documents) concerning a Business Combination involving M3.

“Amended Pubco Certificate of Incorporation” has the meaning set forth in Section 2.1(e).

“Ancillary Documents” means the Registration Rights Agreement, Sponsor Support Agreement, the Lock-Up Agreement, the PIPE Subscription Agreements, the Amended Pubco Certificate of Incorporation, the Administrative Services Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any U.S., UK Cayman or other applicable Laws related to combatting bribery, corruption, terrorism financing or money laundering.

“Balance Sheet Date” has the meaning set forth in Section 3.4a.

“Basis” has the meaning set forth in Section 5.8.

“Bitcoin” means the type of virtual currency based on an open-source cryptographic protocol existing on the Bitcoin Network.

“Business Combination Proposal” has the meaning set forth in Section 5.8.

“Business Combination” has the meaning ascribed to such term in M3’s Governing Documents.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due or the deadline for any required actions, any day, except Saturday or Sunday, on which commercial banks are not required or authorized to close in New York, New York and the Cayman Islands.

“Cayman Islands Act” has the meaning set forth in the recitals to this Agreement.

“Change of Control Payment” means (a) any severance, success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction during the period beginning on the Balance Sheet Date and ending on the Closing Date.

“Change in Recommendation Notice Period” has the meaning set forth in Section 5.8.

“Change in Recommendation” has the meaning set forth in Section 5.8.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Balance Sheet” has the meaning set forth in Section 3.4a.

“Company Certificates” has the meaning set forth in Section 2.1(d)(vii).

“Company Certificate of Merger” has the meaning set forth in Section 2.1(d)(ii).

“Company Common Shares” means shares of common stock, par value $0.0001 per share, of the Company.

“Company Data” means all databases, data compilations and other data, including retail measurements, consumer panels, product descriptors, classifications, features, and identifiers, order, sales, transactions, inventories, purchasing, preference and consumption data, market segmentation, performance and channel data, and supplier, vendor, distributor and customer lists and market research and studies, in each case that is utilized in connection with the operation of a Group Company, whether in hard copy or electronic or other format, and whether or not de-identified, aggregated, anonymized, compiled or structured.

“Company D&O Persons” has the meaning set forth in Section 5.15(a).

“Company D&O Tail Policy” has the meaning set forth in Section 5.15(c).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to M3 by the Company concurrently with the execution of this Agreement.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, (b) the aggregate amount of Change of Control Payments that are payable as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement that when paid constitute compensation to the recipient, transaction or similar bonuses, stay bonuses, retention payments and any other similar payments (including, in each case, the employer portion of any unemployment, social security or payroll Taxes thereon, determined as if such amounts were payable at the Closing) that are created, accelerated, accrued, become payable to, or in respect of any current or former employee or other individual service provider, but excluding “double trigger” payments and any payment due as a result of an action taken on or after the Closing Date or after the consummation of the transactions contemplated by this Agreement (including the termination of any employee on the Closing Date or after the consummation of such transaction) and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of the HSR Act filing fee, fifty percent (50%) of any filing fee related to the Registration Statement/Proxy Statement and fifty percent (50%) of Pubco’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement and the Ancillary Documents. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any M3 Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a) (Capitalization of the Group Companies), Section 3.3 (Authority) and Section 3.11 (Brokers).

“Company Intellectual Property” has the meaning set forth in Section 3.12(a).

“Company IT Systems” means all networks, servers, computer systems, computer hardware, storage, and other information technology systems, network equipment, in each case, owned, licensed or leased by or used in the operation of a Group Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate on a timely basis the transactions contemplated by this Agreement or the Ancillary Documents, including the Company Merger in accordance with the terms hereof or thereof; provided, however, with respect to clause (a), any changes, events, effects or occurrences arising after the date of this Agreement directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Company Material Adverse Effect: (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes (or proposed changes) in any Laws applicable to the Group Companies, (v) changes in the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with (actually and potential) employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement and the Ancillary Documents or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) changes in the price or trading volume of Bitcoin or any other crypto currency (provided that the underlying cause of any such change, event, effect or occurrence in the price or trading volume may be considered in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (viii) changes (or proposed changes) in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (ix) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (provided, that the underlying cause of any such failure or change may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (viii) or (x)); (x) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) and clauses (vii) through (x) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Material Contract” has the meaning set forth in Section 3.16(a).

“Company Merger” has the meaning set forth in the recitals to this Agreement.

“Company Merger Effective Time” has the meaning set forth in Section 2.1(d)(ii).

“Company Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Merger Sub Common Stock” means the shares of common stock, par value $0.01 per share, of Company Merger Sub.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliate, Representative, successor or permitted assign of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Product” means all products and services (including products and services under development) that are, as of the date of this Agreement, being developed, marketed, offered, sold, licensed, provided or distributed by or on behalf of the Group Companies.

“Company Related Party” means any officer, director, employee, partner, member, manager, direct or indirect equity holder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons.

“Company Related Party Transactions” means all Contracts, agreements, understandings in excess of $100,000 between (a) any Group Company, on the one hand, and (b) any Company Related Party, on the other hand, other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business, (ii) Contracts with respect to a Company Shareholder’s status as a holder of Equity Securities of the Company and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b).

“Company Shareholder Written Consent” has the meaning set forth in Section 5.13.

“Company Shareholders” means, collectively, the holders of Company Common Shares as of any determination time prior to the Company Merger Effective Time.

“Company Surviving Subsidiary” has the meaning set forth in Section 2.1(d)(i).

“Company Warrant” means one (1) whole warrant entitling the holder thereof to purchase one (1) Company Common Share, at a purchase price of $11.50 per share originally issued as part of the Equity PIPE.

“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement, dated as of June 17, 2025, by and between M3 and the Company.

“Consent” means any notice, authorization, declaration, expiration or termination of any applicable waiting period (including any extension thereof), qualification, registration, filing, notification, waiver, variance, registration, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Contract” or “Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Convertible Notes Gross Proceeds” means $250,000,000.

“Convertible Note Investors” means those Persons who are participating in the Convertible Notes PIPE pursuant to a Convertible Notes Subscription Agreement entered into with Pubco, and, for the limited purposes stated therein, M3, as of the date of this Agreement.

“Convertible Notes PIPE” has the meaning set forth in the recitals to this Agreement.

“Convertible Notes Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Dissenting Shareholder” has the meaning set forth in Section 2.7.

“Dissenting Shares” has the meaning set forth in Section 2.7.

“Domestication” has the meaning set forth in the recitals to this Agreement.

“Domestication Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Domestication Proposal” has the meaning set forth in Section 5.8.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other incentive, bonus, commission, profit-sharing, stock option, stock purchase, stock ownership, other equity or equity-based compensation, employment, individual independent contractor, individual consulting, compensation (other than base salary or base wage rate), vacation or other leave, change in control, retention, transaction, supplemental retirement, severance, separation pay, health, medical, disability, life insurance, welfare, deferred compensation, fringe benefit, employee loan (but excluding loans under a qualified 401(k) plan) or other benefit or compensatory plan, program, policy, practice, scheme, Contract or other arrangement that any Group Company maintains, sponsors, contributes to or is required to contribute to, or under or with respect to which any Group Company has any Liability.

“Employee” means any employee of the Group Companies.

“Enforceability Exceptions” means subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at Law.

“Equity PIPE” has the meaning set forth in the recitals to this Agreement.

“Equity PIPE Gross Proceeds” means $500,000,000.

“Equity PIPE Investors” means those Persons who are participating in the Equity PIPE pursuant to an Equity PIPE Subscription Agreement entered into with Pubco, the Company and, for the limited purposes stated therein, M3, as of the date of this Agreement.

“Equity PIPE-Mergers Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Equity PIPE Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means (a) $25,000,000, plus (b) the proceeds from the Equity PIPE, minus (c) all Indebtedness of the Group Companies as of immediately prior to the Closing, excluding, for the avoidance of doubt, proceeds from and Indebtedness attributable to the Convertible Notes PIPE.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means each entity that is treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.4(a).

“Exchange Fund” has the meaning set forth in Section 2.4(c).

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Fraud” means actual and intentional fraud, with elements of scienter and reliance, under the Laws of the State of Delaware, in the making of any representations and warranties contained in this Agreement and each agreement, document, instrument or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby and the Ancillary Documents. For the avoidance of doubt, (a) the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness, and (b) only the Person who committed a Fraud shall be responsible for such Fraud and only to the Party alleged to have suffered from such alleged Fraud.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation, and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, provincial, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, governmental commission or other authority, branch, department, official, board, bureau, instrumentality or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any public or private arbitral body or mediator.

“Group Companies” means, collectively, the Company and its Subsidiaries.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture, credit agreement or similar instrument, (c) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, (d) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, (e) any outstanding severance obligations with respect to terminations that occurred or occur prior to the Closing Date and any accrued or earned bonuses or deferred compensation to the extent unpaid prior to Closing, (f) any underfunded pension Liability, unfunded deferred compensation plan obligations (including with respect to any Employee Benefit Plan intended to be qualified under Section 401(a) of the Code), outstanding severance obligations and post-retirement health or welfare benefit and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person. For the avoidance of doubt, Indebtedness does not include Company Expenses or M3 Expenses. Indebtedness shall include any and all amounts necessary and sufficient to retire such Indebtedness, including principal (including the current portion thereof) or scheduled payments, accrued interest or finance charges, and other fees, penalties or payments (prepayment or otherwise) necessary and sufficient to retire such indebtedness at Closing.

“Intellectual Property” means all right, title, and interest in and to the following worldwide: (a) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for and all improvements to the inventions disclosed in each such registration, patent or patent application; (b) trademarks, service marks, trade dress, logos, domain names, social media accounts and handles, trade names and corporate names (whether or not registered), including all registrations and applications for registration of the foregoing and all goodwill associated therewith; (c) copyrights (whether or not registered) and registrations and applications for registration thereof, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, regardless of the medium of fixation or means of expression; (d) Software; and (e) Trade Secrets.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Interim Charter Proposal” has the meaning set forth in Section 5.8.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO Letter Agreement” means that certain letter agreement, dated as of July 31, 2024, by and between M3-Brigade Sponsor V LLC and M3.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Law” means any federal, national, state, local, foreign, national, multi-national or supranational statute, law (including common law and, if applicable, fiduciary or similar duties), act, statute, ordinance, treaty, Order, approval, rule, code, regulation or other binding directive, decision or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law, Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking. Notwithstanding the foregoing or anything to the contrary herein, Liability shall not include any Company Expenses or M3 Expenses.

“Letter Agreement Assignment” means that certain Assignment and Assumption Agreement, dated as of May 27, 2025, by and among M3-Brigade Sponsor V LLC, the Sponsor and the acknowledging parties thereto.

“Letter of Transmittal” has the meaning set forth in Section 2.4(b).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Lock-Up Agreement” has the meaning set forth in Section 5.13.

“Lookback Date” means (a) with respect to the Group Companies, May 27, 2025 and (b) with respect to M3, March 12, 2024.

“M3” means (a) prior to the consummation of the Domestication, M3-Brigade Acquisition V Corp., a Cayman Islands exempted company incorporated with limited liability, and (b) from and after the consummation of the Domestication, M3-Brigade Acquisition V Corp., as domesticated in Delaware. Any reference to M3 in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) or (b), as the context so requires.

“M3 Board” has the meaning set forth in the recitals to this Agreement.

“M3 Board Recommendation” has the meaning set forth in Section 5.8.

“M3 Certificate” has the meaning set forth in Section 2.1(c)(viii).

“M3 Class A Ordinary Shares” means, prior to the Domestication, M3’s Class A ordinary shares, par value $0.0001 per share.

“M3 Class B Ordinary Shares” means, prior to the Domestication, M3’s Class B ordinary shares, par value $0.0001 per share.

“M3 Class A-1 Common Shares” means, from and after the consummation of the Domestication, shares of class A-1 common stock, par value $0.0001 per share, of M3.

“M3 Class A-2 Common Shares” means, from and after the consummation of the Domestication, shares of class A-2 common stock, par value $0.0001 per share, of M3.

“M3 Class A Common Shares” means, from and after the consummation of the Domestication, collectively, the shares of class a common stock, par value $0.0001 per share, of M3, including M3 Class A-1 Common Shares and M3 Class A-2 Common Shares.

“M3 Class B Common Shares” means, from and after the consummation of the Domestication, shares of class b common stock, par value $0.0001 per share, of M3.

“M3 Common Shares” means, from and after the consummation of the Domestication, collectively, the shares of each class of common stock, par value $0.0001 per share, of M3, including M3 Class A Common Shares and M3 Class B Common Shares.

“M3 Counsel” means Troutman Pepper Locke LLP or another nationally recognized law firm reasonably acceptable to M3 and the Company.

“M3 D&O Persons” has the meaning set forth in Section 5.14(a).

“M3 Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by M3 concurrently with the execution of this Agreement.

“M3 Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, M3 in connection with M3’s initial public offering (including any and all deferred expenses in connection therewith (including fees or commissions payable to the underwriters and any legal fees)), the operation of the business and affairs of M3 (including all amounts payable by M3 pursuant to any promissory note or other debt instrument to which it is a party), the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of M3 and (b) any other fees, expenses, commissions or other amounts that are allocated to M3 pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of the HSR Act filing fee, fifty percent (50%) of any filing fee related to the Registration Statement/Proxy Statement and fifty percent (50%) of Pubco’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement and the Ancillary Documents. Notwithstanding the foregoing or anything to the contrary herein, M3 Expenses shall not include any Company Expenses and any M3 Expenses that are incurred and not paid as of the date of this Agreement shall be deemed to be Company Expenses.

“M3 Financial Statements” means all of the financial statements of M3 included in the M3 SEC Reports.

“M3 Fundamental Representations” means the representations and warranties set forth in Section 4.1(a) (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers) and Section 4.6 (Capitalization of M3).

“M3 Liabilities” means, as of any determination time, the aggregate amount of Liabilities of M3 that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time. Notwithstanding the foregoing or anything to the contrary herein, M3 Liabilities shall not include any M3 Expenses.

“M3 Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of M3, taken as a whole, or (b) the ability of M3 to consummate on a timely basis the transactions contemplated by this Agreement or the Ancillary Documents, including the Domestication and the SPAC Merger in accordance with the terms of hereof or thereof; provided, however, with respect to clause (a), any changes, events, effects or occurrences arising after the date of this Agreement directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a M3 Material Adverse Effect: (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes (or proposed changes) in any Laws applicable to M3, (v) changes in the industries or markets in which M3 operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including the impact thereof on the relationships, contractual or otherwise, of M3 with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement and the Ancillary Documents or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (vii) any failure by M3 to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (provided, that the underlying cause of any such failure or change may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii) through (x)), (viii) changes in the price or trading volume of Bitcoin or any other crypto currency (provided that the underlying cause of any such change, event, effect or occurrence in the price or trading volume may be considered in determining whether a M3 Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (ix) changes (or proposed changes) in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; or (x) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (x) may be taken into account in determining whether an M3 Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on M3, taken as a whole, relative to other “SPACs”. Notwithstanding the foregoing, the amount of the M3 Shareholder Redemption or the failure to obtain the M3 Shareholder Approval shall not be deemed to be a M3 Material Adverse Effect.

“M3 Material Contract” has the meaning set forth in Section 4.17(a).

“M3 Non-Party Affiliates” means, collectively, each M3 Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any M3 Related Party.

“M3 Private Warrant” means one (1) whole warrant entitling the holder thereof to purchase one (1) M3 Class A Ordinary Share, or one (1) M3 Class A-1 Ordinary Share, at a purchase price of $11.50 per share, whether originally issued in a private placement contemporaneously with M3’s initial public offering or in connection with the Equity PIPE.

“M3 Public Warrant” means one (1) whole warrant of which one-half (1/2) was included as part of each M3 Unit, entitling the holder thereof to purchase one (1) M3 Class A Ordinary Share at a purchase price of $11.50 per share.

“M3 Related Party” has the meaning set forth in Section 4.9.

“M3 Related Party Transactions” has the meaning set forth in Section 4.9.

“M3 SEC Reports” has the meaning set forth in Section 4.7.

“M3 Securities” means the M3 Units, M3 Shares and M3 Warrants.

“M3 Shareholder Approval” means, collectively, the Required M3 Shareholder Approval and the Other M3 Shareholder Approval.

“M3 Shareholder Redemption” means the right of the holders of M3 Class A Ordinary Shares to redeem all or a portion of their M3 Class A Ordinary Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of M3.

“M3 Shareholders Meeting” has the meaning set forth in Section 5.8.

“M3 Shares” means (a) prior to the consummation of the Domestication, collectively, the M3 Class A Ordinary Shares and the M3 Class B Ordinary Shares and (b) from and after the consummation of the Domestication, the M3 Common Shares. Any reference to the M3 Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) or clause (b) of this definition, as the context so requires.

“M3 Units” means the units issued in the initial public offering of M3 (including overallotment units acquired by M3’s underwriter) consisting of one (1) M3 Class A Ordinary Share and one-half (1/2) of one (1) M3 Public Warrant.

“M3 Warrants” means the M3 Private Warrants and the M3 Public Warrants.

“Merger Proposal” has the meaning set forth in Section 5.8.

“Merger Subs” has the meaning set forth in the introductory paragraph to this Agreement.

“Mergers” has the meaning set forth in the recitals to this Agreement.

“MI7” means CC MI7 SPV, LLC, a Delaware limited liability company.

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Nasdaq” means The Nasdaq Global Market.

“Non-Party Affiliate” has the meaning set forth in Section 8.13.

“Off-the-Shelf Software” means any commercially-available Software that is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions, including similar SaaS licenses, for an annual license fee of less than $50,000.

“Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other M3 Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of M3 Shares entitled to vote thereon, whether in person or by proxy at the M3 Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of M3 and applicable Law.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Parties” or “Party” has the meaning set forth in the introductory paragraph to this Agreement.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any consents, approvals, authorizations, franchises, clearances, licenses, registrations, permits, exemption, waiver, variance or certificates of, or granted by, any Governmental Entity.

“Person” means an individual, partnership, corporation, company, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, business trust, trust, Governmental Entity or other similar entity, whether or not a legal entity.

“PIPE Gross Proceeds” has the meaning set forth in the recitals to this Agreement.

“PIPE Investments” has the meaning set forth in the recitals to this Agreement.

“PIPE Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“PIPE Warrants” has the meaning set forth in Section 2.6(a).

“Plan of Domestication” means a plan of domestication as used in Section 388(l) of the DGCL.

“Pre-Closing M3 Holders” means the holders of M3 Shares at any time prior to the SPAC Merger Effective Time.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, proceeding, suit, petition, assessment, inquiry, mediation, or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Prospectus” has the meaning set forth in Section 8.18.

“Pubco” has the meaning set forth in the introductory paragraph to this Agreement.

“Pubco Board” means the board of directors of Pubco.

“Pubco Class A Common Shares” means shares of Class A common stock, par value $0.0001 per share, of Pubco, with such rights (including voting rights), obligations and preferences as set forth in the Amended Pubco Certificate of Incorporation.

“Pubco Class B Common Shares” means shares of Class B common stock, par value $0.0001 per share, of Pubco, with such rights (including voting rights), obligations and preferences as set forth in the Amended Pubco Certificate of Incorporation.

“Pubco Common Shares” means, collectively, Pubco Class A Common Shares and the Pubco Class B Common Shares.

“Pubco Incentive Plan” has the meaning set forth in Section 5.22.

“Pubco Preferred Shares” means shares of preferred stock, par value $0.0001 per share, of Pubco as set forth in the Amended Pubco Certificate of Incorporation.

“Public Shareholders” has the meaning set forth in Section 5.12.

“Pubco Shares” means (a) the Pubco Class A Common Shares, (b) the Pubco Class B Common Shares and (c) the Pubco Preferred Shares.

“Pubco Private Warrants” means one whole warrant entitling the holder thereof to purchase one (1) Pubco Class A Common Share at a price of $11.50 per share.

“Pubco Public Warrants” means one whole warrant entitling the holder thereof to purchase one (1) Pubco Class A Common Share at a price of $11.50 per share.

“Pubco VWAP” means the volume-weighted average share price of Pubco Class A Common Shares as displayed on Pubco’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on the applicable Trading Day.

“Pubco Warrants” means Pubco Private Warrants and Pubco Public Warrants, collectively.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement/Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus of Pubco and a proxy statement of M3.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required M3 Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of M3 Shares entitled to vote thereon, whether in person or by proxy at the M3 Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of M3 and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Domestication Proposal, the Interim Charter Proposal and the Merger Proposal.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Sanctions and Export Control Laws” means all (a) economic and financial sanctions imposed, administered or enforced by the U.S. government (including the U.S. Department of State, U.S. Department of Commerce and U.S. Department of the Treasury), the European Union, the United Kingdom (including His Majesty’s Treasury), Cayman Islands and United Nations Security Council; and (b) Laws related to export controls, including the U.S. Export Administration Regulations administered by the U.S. Department of Commerce.

“Schedules” means, collectively, the Company Disclosure Schedules and the M3 Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” means any and all (a) computer programs and applications, architectures, libraries, firmware and middleware, including any and all software implementations of algorithms, analytics, models and methodologies, whether in source code or object code, (b) all programmer and user documentation, including developer notes, annotations, user manuals and training materials, relating to any of the foregoing; and (c) all enhancements, versions, releases and updates thereto.

“SPAC Certificate of Merger” has the meaning set forth in Section 2.1(c)(ii).

“SPAC Merger Effective Time” has the meaning set forth in Section 2.1(c)(ii).

“SPAC Merger Sub Common Stock” means the shares of common stock, par value $0.01 per share, of SPAC Merger Sub.

“SPAC Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“SPAC Merger” has the meaning set forth in the recitals to this Agreement.

“SPAC Surviving Subsidiary” has the meaning set forth in Section 2.1(c)(i).

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Convertible Notes Earnout Shares” means a number of Pubco Class B Shares issued to Sponsor equal to the product of (i) the total gross proceeds of the Convertible Notes PIPE actually received by Pubco at the Closing, and (ii) 0.002

“Sponsor Earnout Period” means the period commencing on the Closing Date and ending on and including the date of the 5-year anniversary of the Closing Date.

“Sponsor Earnout Shares” means collectively, the Sponsor Equity Earnout Shares, the Sponsor Warrant Earnout Shares and the Sponsor Convertible Notes Earnout Shares.

“Sponsor Equity Earnout Shares” means a number of Pubco Class B Shares issued to Sponsor equal to the product of (i) the total gross proceeds of the Equity PIPE actually received by the Company at the Closing, and (i) 0.004.

“Sponsor Warrant Earnout Shares” means a number of Pubco Public Warrants issued to Sponsor equal to the product of (i) the total gross proceeds of the Equity PIPE actually received by the Company at the Closing, and (i) 0.005.

“Sponsor Triggering Event I” means the first date on which the Pubco VWAP is equal to or greater than $12.00 for any twenty (20) Trading Days out of any thirty (30) consecutive Trading Day ending on the Trading Day immediately prior to the date of determination within the Sponsor Earnout Period.

“Sponsor Triggering Event II” means the first date on which the Pubco VWAP is equal to or greater than $14.00 for any twenty (20) Trading Days out of any thirty (30) consecutive Trading Day ending the Trading Day immediately prior to the date of determination within the Sponsor Earnout Period.

“Sponsor Triggering Events” means Sponsor Triggering Event I and Sponsor Triggering Event II, respectively.

“Sponsor Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock or shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes filed or required to be filed with any Governmental Entity.

“Tax” means any U.S. federal, state, local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Trading Day” means any day on which Pubco Common Shares are actually traded on the principal securities exchange or securities market on which Pubco Common Shares are then traded.

“Trade Secrets” means any trade secrets, know-how, discoveries, generative artificial intelligence tools, outputs, and algorithms, analytics, formulas, customer lists, supplier lists, pricing policies, operational methods, marketing plans or strategies, technical processes, financial statements, financial projections, budgets, sales data, personnel records, information that derives economic value from not being generally known, and any other information that would constitute a trade secret as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory law and common law, and all notes, analyses, summaries and other prepared materials containing or based on the foregoing.

“Transaction Litigation” has the meaning set forth in Section 5.2(c).

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Expenses” means all Unpaid Company Expenses and all Unpaid M3 Expenses.

“Unpaid M3 Expenses” means the M3 Expenses that are unpaid as of immediately prior to the Closing.

“Warrant Agreement” means that certain Warrant Agreement, dated as of July 31, 2024, by and between M3 and Continental, as warrant agent.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

Article 2

MERGERS

Section 2.1 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1.

(a) Redemption. On the Closing Date, M3 shall redeem each M3 Class A Common Share from the Pre-Closing M3 Holders who shall have elected to redeem their M3 Class A Ordinary Shares in connection with the transactions contemplated hereby and the Ancillary Documents pursuant to the Governing Documents of M3.

(b) Domestication. On the Closing Date, M3 shall cause the Domestication to occur in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Act. In connection with the Domestication, (i) each M3 Class A Ordinary Share that is issued and outstanding immediately prior to the Domestication shall become one (1) M3 Class A-1 Common Share, (ii) each M3 Class B Ordinary Share that is issued and outstanding immediately prior to the Domestication shall become one (1) M3 Class A-2 Common Share, (iii) each M3 Warrant that is outstanding immediately prior to the Domestication shall, from and after the Domestication, represent the right to purchase one (1) M3 Class A Common Share at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement and (iv) the Governing Documents of M3 shall be amended and restated to be the Governing Documents of a Delaware corporation in a form consistent with the Exhibit F attached hereto and reasonably acceptable to M3, Pubco and the Company.

(c) The SPAC Merger

(i) Following the consummation of the Domestication, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date SPAC Merger Sub shall merge with and into M3 at the SPAC Merger Effective Time. Following the SPAC Merger Effective Time, the separate existence of SPAC Merger Sub shall cease and M3 shall continue as the surviving company in the SPAC Merger (the “SPAC Surviving Subsidiary”) and a wholly owned Subsidiary of Pubco.

(ii) At the Closing, the Parties shall cause a certificate of merger, in a form reasonably acceptable to M3, Pubco and the Company (the “SPAC Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The SPAC Merger shall become effective on the date and at the time at which the SPAC Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware, or at such later date and time as is agreed by M3, SPAC Merger Sub, and the Company, and as specified in the SPAC Certificate of Merger (the time the SPAC Merger becomes effective being referred to herein as the “SPAC Merger Effective Time”).

(iii) The SPAC Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all of the assets, properties, rights, privileges, powers and franchises of each of M3 and SPAC Merger Sub shall vest in the SPAC Surviving Subsidiary and all debts, liabilities, obligations, restrictions, disabilities and duties of each of M3 and SPAC Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the SPAC Surviving Subsidiary, in each case, in accordance with the DGCL.

(iv) At the SPAC Merger Effective Time, the Governing Documents of SPAC Merger Sub shall become the Governing Documents of the SPAC Surviving Subsidiary except that the name of the SPAC Surviving Subsidiary shall be “ReserveOne Operations” or such other name not including references to “M3” or “Brigade” as proposed by the Company not less than five (5) Business Days prior to Closing and reasonably acceptable to M3.

(v) At the SPAC Merger Effective Time, the directors and executive officers the SPAC Surviving Subsidiary shall be the same as the board of directors and executive officers of Pubco, after giving effect to Section 5.16, each to hold office in accordance with the Governing Documents of the SPAC Surviving Subsidiary until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi) At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or any other Person, each share of SPAC Merger Sub Common Stock issued and outstanding immediately prior to the SPAC Merger Effective Time shall be automatically cancelled and extinguished and converted into one (1) share of common stock, par value $0.0001, of the SPAC Surviving Subsidiary.

(vii) At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or any other Person, each (A) issued and outstanding M3 Unit consisting of one (1) M3 Class A-1 Common Share and one-half (1/2) of one (1) M3 Public Warrant shall be automatically detached and the holder thereof shall be deemed to hold one (1) M3 Class A-1 Common Share and one-half (1/2) of one (1) M3 Public Warrant, in each case in accordance with the terms of the applicable M3 Unit, which underlying M3 Securities shall be converted in accordance with the applicable terms of this Section 2.1.

(viii) At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or any other Person, (A) each issued and outstanding M3 Class A-1 Common Share (other than those canceled and extinguished pursuant to Section 2.1(c)(x) below) shall be automatically canceled and extinguished and converted into and thereafter represent the right to receive one (1) Pubco Class A Common Shares, following which, all M3 Class A-1 Common Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist, (B) each issued and outstanding M3 Class A-2 Common Share (other than those canceled and extinguished pursuant to Section 2.1(c)(x) below) shall be automatically canceled and extinguished and converted into and thereafter represent the right to receive one (1) Pubco Class B Common Share, following which, all M3 Class A-2 Common Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist, and (C) each issued and outstanding M3 Class B Common Share (other than those canceled and extinguished pursuant to Section 2.1(c)(x) below), if any, shall be automatically canceled and extinguished and shall cease to exist. From and after the SPAC Merger Effective Time, the holders of certificates previously evidencing ownership of M3 Shares and the M3 Shares held in book-entry form issued and outstanding immediately prior to the SPAC Merger Effective Time (collectively, the “M3 Certificates”) shall each cease to have any rights with respect to such shares except as provided herein or required under applicable Law. From and after the SPAC Merger Effective Time, each M3 Certificate (other than those representing M3 Shares canceled and extinguished pursuant to Section 2.1(c)(x) below) shall be exchanged for Pubco Shares in book-entry form upon the surrender of such certificate in accordance with Section 2.4.

(ix) At the SPAC Merger Effective Time, each issued and outstanding M3 Public Warrant shall be converted into one (1) Pubco Public Warrant and each issued and outstanding M3 Private Warrant shall be converted into one (1) Pubco Private Warrant. At the SPAC Merger Effective Time, the M3 Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the M3 Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the M3 Private Warrants, except that in each case they shall represent the right to acquire Pubco Class A Common Shares in lieu of M3 Class A Ordinary Shares or M3 Class A-1 Common Share, as applicable. At or prior to the SPAC Merger Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Class A Common Shares for delivery upon the exercise of such Pubco Warrants.

(x) At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or any other Person, each M3 Common Share (a) held immediately prior to the SPAC Merger Effective Time by M3 as treasury stock or (b) for which a M3 shareholder has properly demanded that M3 redeem such M3 Common Shares, shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(d) The Company Merger.

(i) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date promptly following the SPAC Merger Effective Time, Company Merger Sub shall merge with and into the Company at the Company Merger Effective Time. Following the Company Merger Effective Time, the separate existence of the Company Merger Sub shall cease, and the Company shall continue as the surviving company in the Company Merger (the “Company Surviving Subsidiary”) and a wholly owned Subsidiary of Pubco.

(ii) At the Closing, the Parties shall cause a certificate of merger, in a form reasonably acceptable to M3, Pubco and the Company (the “Company Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Company Merger shall become effective on the date and at the time at which the Company Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware, or at such later date and time as is agreed by M3, Company Merger Sub and the Company, and as specified in the Company Certificate of Merger (the time the Company Merger becomes effective being referred to herein as the “Company Merger Effective Time”).

(iii) The Company Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all of the assets, properties, rights, privileges, powers and franchises of each of the Company and Company Merger Sub shall vest in the Company Surviving Subsidiary and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Company Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Company Surviving Subsidiary, in each case, in accordance with the DGCL.

(iv) At the Company Merger Effective Time, the Governing Documents of Company Merger Sub shall become the Governing Documents of the Company Surviving Subsidiary, except that the name of the Company Surviving Subsidiary shall be “ReserveOne Opco Inc.”.

(v) At the Company Merger Effective Time, the directors and executive officers the Company Surviving Subsidiary shall be the same as the board of directors and executive officers of Pubco, after giving effect to Section 5.16, each to hold office in accordance with the Governing Documents of the Company Surviving Subsidiary until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi) At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any Party or any other Person, each share of Company Merger Sub Common Stock issued and outstanding immediately prior to the Company Merger Effective Time shall be automatically cancelled and extinguished and converted into one (1) share of common stock, par value $0.01, of the Company Surviving Subsidiary.

(vii) At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any Party or any other Person, each issued and outstanding Company Common Share as of immediately prior to the Company Merger Effective Time (other than (x) the Company Common Shares that are Dissenting Shares, and (y) those canceled and extinguished pursuant to Section 2.1(d)(ix) below) shall be automatically canceled and extinguished and converted into the right to receive a number of Pubco Class A Common Shares set forth on the Allocation Schedule, following which, all Company Common Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. From and after the Company Merger Effective Time, the holders of certificates previously evidencing ownership of outstanding Company Common Shares held in book-entry form issued and outstanding immediately prior to the Company Merger Effective Time (collectively, the “Company Certificates”) shall cease to have any rights with respect to such shares except as provided herein or required under applicable Law. From and after the Company Merger Effective Time, each Company Certificate (other those representing (x) Company Common Shares that are Dissenting Shares and (y) those cancelled and extinguished pursuant to Section 2.1(d)(ix) below) shall each be exchanged for Pubco Class A Shares in book-entry form upon the surrender of such certificate in accordance with Section 2.4. To the extent required by Section 262 of the DGCL, Company Common Shares owned by holders of Company Common Shares who have validly elected to dissent from the Company Merger pursuant to Section 262 of the DGCL shall thereafter represent only the right to receive fair value for their Company Common Shares in accordance with the applicable provisions of the DGCL.

(viii) At the Company Merger Effective Time, each issued and outstanding Company Warrant shall be converted into one (1) Pubco Public Warrant. At the Company Merger Effective Time, the Company Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Company Warrants, except that they shall represent the right to acquire Pubco Class A Common Shares in lieu of Company Common Shares. At or prior to the Company Merger Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Class A Common Shares for delivery upon the exercise of such Pubco Warrants.

(ix) At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any Party or any other Person, each Company Common Share held immediately prior to the Company Merger Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(e) Amended Pubco Governing Documents. In connection with the Domestication, and prior to the Closing of the PIPE Investments, the Company shall take all actions necessary, proper and convenient to cause Pubco to amend and restate its (i) certificate of incorporation in a form agreed to by the Company and M3 consistent with the term sheet attached hereto as Exhibit F (the “Amended Pubco Certificate of Incorporation”) and (ii) bylaws in a form agreed to by the Company and M3 consistent with the term sheet attached hereto as Exhibit F.

Section 2.2 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions at the Closing) or at such other place, date and time as M3 and the Company may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 2.3 Allocation Schedule. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to M3 an allocation schedule (the “Allocation Schedule”) setting forth (a) the calculation of the Equity Value and the Aggregate Common Share Consideration (which shall, for the avoidance of doubt, be reduced by the aggregate portion of the Aggregate Common Share Consideration that would be attributable to the Dissenting Shares if such Company Common Shares were not Dissenting Shares), (b) the amount of issued and outstanding Company Common Shares held by each Company Shareholder, (c) a certification, duly executed by an authorized officer of the Company, that the information delivered pursuant to clauses (a) and (b), is, and will be as of immediately prior to the Company Merger Effective Time, true and correct in all respects and in accordance with the last sentence of this Section 2.3, and (d) reasonable supporting documentation in support of the calculation of the amounts set forth in clauses (a) and (b). The Company will review any comments to the Allocation Schedule provided by M3 or any of its Representatives, make any changes proposed by M3 or its Representatives that are correcting mathematical or other manifest error and otherwise consider in good faith any reasonable comments proposed by M3 or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of Pubco Shares that each Company Shareholder will have a right to receive pursuant to Section 2.1(d)(vii) will be rounded down to the nearest whole share, (B) in no event shall the aggregate number of Pubco Common Shares set forth on the Allocation Schedule that are allocated in respect of Company Common Shares exceed the Aggregate Common Share Consideration, and (C) in no event shall the Allocation Schedule (or the calculations or determinations therein) breach any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or bound.

Section 2.4 Deliverables.

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, the Company, M3 and Pubco shall appoint Continental (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging (i) the Company Certificates outstanding immediately prior to the Company Merger Effective Time for the portion of the Aggregate Common Share Consideration issuable in respect of such Company Common Shares pursuant to Section 2.1(d)(vii), (ii) the M3 Certificates outstanding immediately prior to the SPAC Merger Effective Time for Pubco Shares pursuant to Section 2.1(c)(viii), and (iii) the M3 certificates for the M3 Public Warrants and the M3 Private Warrants certificates outstanding immediately prior to the SPAC Merger Effective Time for the Pubco Public Warrants and the Pubco Private Warrants, as the case may be, pursuant to Section 2.1(c)(ix), in each case, on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then M3, Pubco and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed) and the Company, M3 and Pubco shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent.

(b) At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Shareholders and to each holder of M3 Common Shares and M3 Warrants, a letter of transmittal in form and substance reasonably acceptable to M3, Pubco and the Company (the “Letter of Transmittal”).

(c) Immediately after giving effect to the Amended Pubco Certificate of Incorporation, but prior to the Company Merger Effective Time, the Company shall cause Pubco to deposit with the Exchange Agent evidence of Pubco Shares in book-entry form issuable (i) pursuant to Section 2.1(d)(vii) in exchange for the Company Common Shares outstanding immediately prior to the Company Merger Effective Time, (ii) pursuant to Section 2.1(c)(viii) in exchange for the M3 Shares outstanding immediately prior to the SPAC Merger Effective Time, and (iii) pursuant to Section 2.1(c)(ix) in exchange for the M3 Public Warrants and M3 Private Warrants outstanding immediately prior to the SPAC Merger Effective Time. All (1) Pubco Shares in book entry form representing the aggregate consideration issuable pursuant Section 2.1(c)(viii) and the Aggregate Common Share Consideration issuable pursuant to Section 2.1(d)(vii) and (2) Pubco Warrants in book entry form representing the M3 Public Warrants and the M3 Private Warrants issuable pursuant to Section 2.1(c)(ix) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

(d) Each Company Shareholder whose Company Common Shares have been converted into the right to receive a portion of the Aggregate Common Share Consideration pursuant to Section 2.1(d)(vii) shall be entitled to receive the portion of the Aggregate Common Share Consideration to which he, she or it is entitled on the Closing Date upon surrender of a Company Certificate or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal, as the case may be, together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal) to the Exchange Agent.

(e) Each M3 shareholder whose M3 Common Shares have been converted into the right to receive a portion of the aggregate consideration issuable pursuant to Section 2.1(c)(viii) shall be entitled to receive the portion of such consideration to which he, she or it is entitled on the Closing Date upon surrender of a M3 Certificate or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal, as the case may be, together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal) to the Exchange Agent.

(f) Each holder of M3 Public Warrants or M3 Private Warrants whose M3 Public Warrants or M3 Private Warrants been converted into the right to receive a portion of the aggregate consideration issuable pursuant Section 2.1(c)(ix) shall be entitled to receive the portion of such consideration to which he, she or it is entitled on the Closing Date upon surrender of a certificate representing such M3 Public Warrants or M3 Private Warrants or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal, as the case may be, together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal).

(g) If Pubco Shares are to be issued in a name other than that in which the Company Certificates or M3 Certificates surrendered in exchange therefor are registered, it will be a condition to the issuance thereof that the Company Certificates or M3 Certificates so surrendered will be properly endorsed (if applicable) and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Continental any transfer or other taxes required by reason of the issuance of the Pubco Shares in any name other than that of the registered holder of the Company Certificates or M3 surrendered, or established to the satisfaction of Continental that such tax has been paid or is not payable.

(h) If the Pubco Warrants are to be issued in a name other than that in which the certificates representing the M3 Warrants surrendered in exchange therefor are registered, it will be a condition to the issuance thereof that the certificates representing the M3 Warrants so surrendered will be properly endorsed (if applicable) and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Continental any transfer or other taxes required by reason of the issuance of Pubco Warrants in any name other than that of the registered holder of the certificates representing the M3 Warrants surrendered, or established to the satisfaction of Continental that such tax has been paid or is not payable.

(i) No interest will be paid or accrued on the Pubco Shares or Pubco Warrants to be issued pursuant to this Section 2.4 (or any portion thereof). From and after the Company Merger Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.4, each share of Company Common Shares shall solely represent the right to receive the number of Pubco Shares that such Company Common Shares is entitled to receive pursuant to Section 2.1(d)(vii). From and after the SPAC Merger Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.4, (i) each M3 Common Share shall solely represent the right to receive the number of Pubco Shares that such M3 Common Share is entitled to receive pursuant to Section 2.1(c)(viii), and (ii) each M3 Warrant shall solely represent the right to receive the Pubco Warrants that such M3 Warrant is entitled to receive pursuant to Section 2.1(c)(ix).

(j) At the Company Merger Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Common Shares that were outstanding immediately prior to the Company Merger Effective Time.

(k) Any portion of the Exchange Fund that remains unclaimed by the Company Shareholders twelve (12) months following the Closing Date shall be delivered to Pubco or as otherwise instructed by Pubco, and any Company Shareholder or M3 Shareholder who has not exchanged his, her or its Company Common Shares, M3 Common Shares or M3 Warrants in accordance with this Section 2.4 prior to that time shall thereafter look only to Pubco for the issuance of the Pubco Shares or Pubco Warrants, without any interest thereon. None of Pubco, the Company Surviving Subsidiary, the SPAC Surviving Subsidiary or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any Pubco Shares or Pubco Warrants remaining unclaimed by the Company Shareholders or the M3 shareholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Pubco free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.5 Withholding. M3, the Group Companies and the Exchange Agent (and each of their respective Representatives) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law. To the extent that amounts are so deducted and withheld and timely remitted to the applicable Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Other than in respect of any compensatory payment subject to withholding, the Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.6 Sponsor Earnout Shares.

(a) General. The Sponsor has agreed that, effective upon the Closing, the Sponsor will subject the Sponsor Earnout Shares owned by Sponsor (and issued in the SPAC Merger on account of certain anti-dilution rights) to forfeiture in accordance with this Section 2.6. In connection with the Equity PIPE, (i) fifty percent (50%) of the Sponsor Equity Earnout Shares shall be forfeited if Sponsor Triggering Event I does not occur during the Sponsor Earnout Period and (ii) an additional fifty percent (50%) of the Sponsor Equity Earnout Shares shall be forfeited if Sponsor Triggering Event II does not occur during the Sponsor Earnout Period, with such Sponsor Equity Earnout Shares vesting (and therefore no longer subject to forfeiture following the applicable Sponsor Triggering Event) pursuant to Section 2.6(b). In addition, in connection with the warrants issued in the Equity PIPE (the “PIPE Warrants”), to the extent that the Sponsor Warrant Earnout Shares do not vest during the Sponsor Earnout Period pursuant to Section 2.6(c), such Sponsor Warrant Earnout Shares shall be forfeited. Further, in connection with the Convertible Notes issued in connection with the Convertible Notes PIPE, all the Sponsor Convertible Notes Earnout Shares shall be forfeited if Sponsor Triggering Event I does not occur during the Sponsor Earnout Period, with such Sponsor Convertible Notes Earnout Shares vesting (and therefore no longer subject to forfeiture following the applicable Sponsor Triggering Event) pursuant to Section 2.6(d). Until the occurrence of the applicable Sponsor Triggering Event or the exercise of applicable PIPE Warrants, certificates or book entry statements representing the Sponsor Earnout Shares shall bear a legend referencing that they are subject to forfeiture and non-transferable pursuant to the provisions of this Agreement; provided, however, that (A) upon the vesting of any Sponsor Equity Earnout Shares or Sponsor Convertible Notes Earnout Shares in accordance with the terms herein, Pubco shall immediately cause the removal of such legend, and (B) on a monthly basis until all such legends have been removed, Pubco shall cause the removal of such legend on a portion of the Sponsor Warrant Earnout Shares as determined pursuant to this Section 2.6.

(b) Vesting of Sponsor Equity Earnout Shares.

(i) Upon the occurrence of Sponsor Triggering Event I, fifty percent (50%) of the Sponsor Equity Earnout Shares shall immediately become fully vested and no longer subject to forfeiture; and

(ii) Upon the occurrence of Sponsor Triggering Event II, an additional fifty percent (50%) of the Sponsor Equity Earnout Shares shall immediately become fully vested and no longer subject to forfeiture.

(c) Vesting of Sponsor Warrant Earnout Shares. On or about the first Business Day of each calendar month during the Sponsor Earnout Period, a number of Sponsor Warrant Earnout Shares equal to 1/20 of the number of PIPE Warrants exercised during the immediately preceding month, rounded up to the nearest whole Pubco Class B Common Share, shall immediately become fully vested and no longer subject to forfeiture.

(d) Vesting of Sponsor Convertible Notes Earnout Shares. Upon the occurrence of Sponsor Triggering Event I, all the Sponsor Convertible Notes Earnout Shares shall immediately become fully vested and no longer subject to forfeiture

(e) Adjustment. If, and as often as, any outstanding class of Pubco Common Shares are changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, subdivision, combination, consolidation or exchange, or any similar event after the date hereof, then (i) the number of Sponsor Earnout Shares to be surrendered pursuant to this Section 2.6, (ii) the Pubco VWAP specified with respect to the applicable Sponsor Triggering Event, and (iii) the ratio of PIPE Warrants to Sponsor Warrant Earnout Shares set forth in Section 2.6(c), will, in each applicable case, be equitably adjusted to reflect such change.

Section 2.7 Appraisal and Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Company Common Shares that are issued and outstanding immediately prior to the Company Merger Effective Time and which are held by a Company Shareholder who did not vote in favor of the Company Merger (or consent thereto in writing) and who is entitled to demand and has properly demanded appraisal of such shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Shareholders”) shall not be converted into or be exchangeable for the right to receive such Dissenting Shareholder’s portion of the Aggregate Common Share Consideration pursuant to Section 2.1(d)(vii), but instead such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to Section 262 of the DGCL (and at the Company Merger Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal under the DGCL. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, each of such holder’s Company Common Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Company Merger Effective Time, the applicable portion of the Aggregate Common Share Consideration pursuant to Section 2.1(d)(vii), without interest. The Company shall give Pubco and M3 prompt notice and a copy of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company Shareholders’ rights of appraisal. The Company shall not, except with the prior written consent of M3, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Article 3

REPRESENTATIONS AND WARRANTIES RELATING
TO THE GROUP COMPANIES

Subject to Section 8.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to M3, as of the date of this Agreement and as of the Closing Date, as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly incorporated, organized or formed, as the case may be and validly existing and in good standing under the Laws of Delaware.

(b) True and complete copies of the Governing Documents of each Group Company have been made available to M3, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of each Group Company are in full force and effect, and no Group Company is in breach or violation of any provision set forth in its respective Governing Documents.

(c) Each Group Company has the requisite corporate, limited liability or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(d) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or the equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 3.2 Capitalization of the Group Companies.

(a) Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement, as of the date of this Agreement, of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding and, (ii) the identity of the Persons that are the record and beneficial owners thereof. All of the Equity Securities of the Company have been duly authorized and validly issued. All of the outstanding Company Common Shares are fully paid and non-assessable and except to the extent arising out of the PIPE Investments, there is no other capital stock of the Company outstanding. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or any other Contract to which the Company is bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws.

(b) As of the date hereof:

(i) Pubco is authorized to issue 1,000 shares of Pubco Common Shares, of which ten (10) are issued and outstanding and owned by the Company.

(ii) Company Merger Sub is authorized to issue 1,000 shares of Company Merger Sub Common Stock, of which ten (10) are issued and outstanding and owned by Pubco.

(iii) SPAC Merger Sub is authorized to issue 1,000 shares of SPAC Merger Sub Common Stock, of which ten (10) are issued and outstanding and owned by Pubco.

(iv) The Company has no Subsidiaries other than Pubco, Company Merger Sub and SPAC Merger Sub and no other Group Company owns or holds (of beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(c) Prior to giving effect to the transactions contemplated by this Agreement, other than the Merger Subs, Pubco does not have any Subsidiaries or own any Equity Securities of any other Person.

(d) The Equity Securities of the Group Companies are free and clear of all Liens (other than transfer restrictions under applicable Securities Law). There are no voting trusts, proxies, or other Contracts to which any Group Company is a party with respect to the voting or transfer of its Equity Securities.

(e) Other than this Agreement and the Ancillary Documents, no Group Company has any outstanding (i) equity appreciation, phantom equity or profit participation rights or (ii) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require such Group Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of such Group Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Group Company.

(f) As of the date of this Agreement, no Group Company has any Indebtedness for borrowed money except as set forth on Section 3.2(f) of the Company Disclosure Schedule.

Section 3.3 Authority. The Group Companies have the requisite corporate, limited liability company or other applicable business entity power and authority, as applicable, to execute and deliver this Agreement and each Ancillary Document to which such applicable Group Company is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Shareholder Written Consent and the approvals and consents to be obtained by Pubco and the Merger Subs pursuant to Section 5.9, the execution and delivery of this Agreement, the Ancillary Documents to which the applicable Group Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of the applicable Group Company. This Agreement and each Ancillary Document to which the applicable Group Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the applicable Group Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of such Group Company (assuming that this Agreement and the Ancillary Documents to which such Group Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against such Group Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4 Financial Statements.

(a) The Company will furnish to M3 within fifteen (15) calendar days of the date hereof a true and complete copy of the unaudited consolidated balance sheets of the Group Companies (the “Company Balance Sheet” as of a recent date (the “Balance Sheet Date”). The Company Balance Sheet will (a) be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and (b) fairly present, in all material respects, the financial position, of the Group Companies as at the date thereof, except as otherwise specifically noted therein.

(b) The Group Companies have no liabilities, other than (i) Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (ii) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No Consent from any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings, if any, under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filing of the Company Certificate of Merger, the SPAC Certificate of Merger and the Amended Pubco Certificate of Incorporation, (iv) such filings with and approvals of Nasdaq to permit the Pubco Common Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (v) the approvals and consents to be obtained by Pubco and the Merger Subs pursuant to Section 5.9, (vi) the M3 Shareholder Approval, and (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Neither the execution, delivery or performance by the Company, Pubco or the Merger Subs of this Agreement nor the Ancillary Documents to which such Group Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of such Group Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which such Group Company is a party or (B) any Permits, , (iii) violate, or constitute a breach under, any Order or applicable Law to which such Group Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Absence of Certain Changes. Except as set forth on Section 3.6 of the Company Disclosure Schedules or for actions expressly contemplated by this Agreement or any Ancillary Document, since the Lookback Date, no Group Company (a) has been subject to a Company Material Adverse Effect and (b) has taken any action or committed or agreed to take any action that would be prohibited by Section 5.1(b) if such action were taken on or after the date hereof without the consent of M3, except for the formation of the members of the Group Companies, initial capitalization of the Group Companies, hiring of initial employees and customary internal cash management related to associated set-up expenses, in each case, to the extent corresponding documentation has been made available to M3.

Section 3.7 Group Company Activities.

(a) Since the Lookback Date, no Group Company has engaged in any business activities other than (i) in connection with or incidental or related to its incorporation or continuing corporate existence, (ii) directed toward the accomplishment of a business combination, including those incidental or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iii) those that are administrative, ministerial or otherwise immaterial in nature, (iv) in anticipation of the execution of its business strategy (including the recruitment of executives, acquisition of Intellectual Property and engagement of vendors) or (v) in connection with the incorporation, capitalization and ownership of Pubco and the Merger Subs.

(b) The Company does not lease or own any real property or any interest in real property.

Section 3.8 Litigation. There is (and since the Lookback Date there has been) no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company , its current or former directors, officers or equity holders that, if adversely decided or resolved, has been or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, there are no Proceedings by a Group Company pending against any other Person. Since the Lookback Date, none of the current or former officers, senior management or directors of any Group Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

Section 3.9 Compliance with Applicable Law. Each Group Company (a) conducts (and since the Lookback Date has conducted) its business in compliance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any communication from any Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in each case, as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.10 Employee Matters.

(a) All Contracts relating to the employment of Employees of the Group Companies as of the date hereof, if any, have been made available to M3.

(b) No Employees are represented by a labor union, works council, or other labor organization, and no Group Company is party to or bound by any CBA.

(c) Each Group Company is, and since the Lookback Date has been, in compliance in all material respects with all Laws respecting labor, employment and employment practices, including the classification of independent contractors and overtime exempt and non-exempt employees and immigration (including the verification of I-9s for all employees and the proper confirmation of employee visas).

(d) No Group Company has material Liability for any unpaid wages, salaries, wage premiums, commissions, bonuses, fees, and other compensation to its current or former Employees under applicable Law or Contract or policy.

(e) Section 3.10(e) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction) as of the date hereof. With respect to each material Employee Benefit Plan identified in the Company Disclosure Schedules, the Group Companies have provided M3 with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered, including, as applicable: (i) all current plan documents governing such plan and all amendments thereto (or, to the extent unwritten, a summary of its material terms); (ii) the current summary plan description and any summaries of material modifications thereto; (iii) the most recent annual report filed with the Internal Revenue Service (Form 5500-series) including all schedules and attachments thereto; (iv) each current related trust agreement or other funding arrangement (including insurance policies and stop loss insurance policies); (v) the most recent determination, advisory, or opinion letter from the Internal Revenue Service; and (vi) the most recent compliance testing results, including nondiscrimination testing, and (vii) all material, non-routine notices from or correspondence with any Governmental Entity relating to an Employee Benefit Plan received in the past three (3) years relating to any matter that has or could result in a material Liability to any Group Company.

(f) (i) Each Employee Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms, and in compliance in all material respects with applicable Law; (ii) there are no pending or, to the knowledge of the Company, threatened Proceedings against or relating to any Employee Benefit Plan or any trust or fiduciary thereof (other than routine benefits claims) and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such Proceeding, (iii) each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service (or is entitled to rely upon a favorable opinion letter issued by the Internal Revenue Service), and (iv) all contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to be made by any Group Companies under or with respect to any Employee Benefit Plan or by applicable Law have been timely made or properly accrued in accordance with the provisions of each Employee Benefit Plan and applicable Law.

(g) No Employee Benefit Plan is and no Group Companies sponsor, contribute (or had an obligation to contribution to), maintain, or have liability with respect to and within the past six (6) years have not sponsored, contributed (or been obligated to contribute to), or maintained: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (iii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No Employee Benefit Plan is subject to Section 412, 430 or 4971 of the Code or Section 302 or Title IV of ERISA. No Employee Benefit Plan provides retiree health, disability or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the full expense of the participant or the participant’s beneficiary.

Section 3.11 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.11 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.12 Intellectual Property.

(a) No Group Company owns or licenses any material Intellectual Property (other than (i) set forth on Section 3.12 of the Company Disclosure Schedule, the “Company Intellectual Property” and (ii) Off-the-Shelf Software).

(b) As of the date of this Agreement, no Group Company is currently in receipt of any written notice with respect to any alleged infringement or violation of or by any Company Intellectual Property. As of the date of this Agreement there are no Proceedings pending that relate to any of the Company Intellectual Property and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person. To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Intellectual Property. Since the Lookback Date, no Group Company has made any claim against any Person alleging any infringement, misappropriation or other violation of any Company Intellectual Property.

(c) To the Company’s knowledge, none of the Company Intellectual Property is subject to any outstanding Order that restricts in any material respect the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability thereof.

(d) The Company has taken steps reasonable under the circumstances to maintain and protect all the Trade Secrets included in the Company Intellectual Property.

(e) To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Intellectual Property. Since the Lookback Date, no Group Company has made any claim against any Person alleging any infringement, misappropriation or other violation of any Company Intellectual Property.

(f) The Company IT Systems and Company Data are in good working condition to sufficiently perform all information technology operations, are fully functional and operate in a reasonable and sufficient business manner, and are reasonably sufficient in all material respects for the immediate needs of the Group Companies and Company Products. Since the Lookback Date, there has been no non-cured failure, substandard performance, or any data loss involving any Company IT System that has caused a material disruption to the Group Companies.

Section 3.13 Equity PIPE

(a) The Company has delivered to M3 true and correct copies of each of the Equity PIPE Subscription Agreements entered into by the Company and Pubco with the Equity PIPE Investors named therein as of the date of this Agreement. As of the date of this Agreement, other than the Equity PIPE Subscription Agreements, there are no other Contracts, side letters or arrangements between the Company and any Equity PIPE Investor relating to any Equity PIPE Subscription Agreement that could materially and adversely affect the obligation of such Equity PIPE Investors to contribute to the Company and Pubco the applicable portion of the Equity PIPE Gross Proceeds set forth in the Equity PIPE Subscription Agreement of such Equity PIPE Investors. As of the date of this Agreement, assuming the due authorization, execution and delivery by each other party thereto, all of the Equity PIPE Subscription Agreements are in full force and effect and are legal, valid and binding obligations of the Company and Pubco, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). As of the date of this Agreement, no Equity PIPE Subscription Agreement has been withdrawn or terminated, amended or modified in writing in any respect. As of the date of this Agreement, the Company and Pubco are not and, with the giving of notice, the lapse of time or both, would not be in default under any Equity PIPE Subscription Agreements.

(b) No fees, consideration or other discounts are payable or have been agreed to by the Company (including, from and after the Closing) to any Equity PIPE Investor in respect of the Equity PIPE, except as set forth in the Equity PIPE Subscription Agreements.

Section 3.14 Convertible Notes PIPE.

(a) The Company has delivered to M3 true and correct copies of each of the Convertible Notes Subscription Agreements entered into by Pubco with the applicable Convertible Notes Investors named therein as of the date of this Agreement. As of the date of this Agreement, other than the Convertible Notes Subscription Agreements, there are no other agreements, side letters or arrangements between the Company and any Convertible Notes Investor relating to any Convertible Notes Subscription Agreement that could materially and adversely affect the obligation of such Convertible Notes Investors to contribute to Pubco the applicable portion of the Convertibles Notes PIPE amount set forth in the Convertible Notes Subscription Agreement of such Convertible Notes Investors. As of the date of this Agreement, assuming the due authorization, execution and delivery by each other party thereto, all of the Convertible Notes Subscription Agreements are in full force and effect and are legal, valid and binding obligations of Pubco, enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. As of the date of this Agreement, no Convertible Notes Subscription Agreement has been withdrawn or terminated, amended or modified in writing in any respect. As of the date of this Agreement, Pubco is not and, with the giving of notice, the lapse of time or both, would not be in default under any Convertible Notes Subscription Agreements.

(b) No fees, consideration or other discounts are payable or have been agreed to by Pubco (including, from and after the Closing) to any Convertible Notes Investor in respect of the Convertible Notes PIPE, except as set forth in the Convertible Notes Subscription Agreements.

Section 3.15 Tax Matters.

(a) Each of the Group Companies has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each of the Group Companies has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) Each of the Group Companies has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) None of the Group Companies are currently the subject of a Proceeding with respect to material Taxes. None of the Group Companies have been informed in writing of the commencement or anticipated commencement of any such Proceedings that has not been resolved or completed, in each case, with respect to material Taxes.

(d) None of the Group Companies have consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Law with respect to Taxes), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any of the Group Companies, which agreement or ruling would be effective after the Closing Date.

(f) Each of the Group Companies is not, nor has it ever been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Law with respect to Taxes).

(g) Each of the Group Companies is Tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(h) None of the Group Companies have taken or agreed to take any action not contemplated by this Agreement or any Ancillary Documents that would reasonably be expected to prevent the Equity PIPE or the Mergers from qualifying for the Intended Tax Treatment. To the knowledge of the Group Companies, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by M3 or any M3 shareholder or any of their respective Affiliates occurring after the date of this Agreement and not contemplated by this Agreement or any of the Ancillary Documents, that would reasonably be expected to prevent the Equity PIPE or the Mergers from qualifying for the Intended Tax Treatment.

Section 3.16 Material Contracts.

(a) Section 3.16(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true, correct and complete list of, and the Company has made available to M3 (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Group Company is a party or by which any Group Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Section 3.16(a) of the Company Disclosure Schedules, a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Group Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Group Company having an outstanding principal amount in excess of $100,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Group Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Group Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Group Companies under such Contract or Contracts of at least $100,000 per year or $500,000 in the aggregate;

(viii) obligates the Group Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(ix) is between any Group Company and any directors, officers or employees of a Group Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Company Related Party;

(x) obligates the Group Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xi) relates to a material settlement entered into within three (3) years prior to the date of this Agreement under which any Group Companies has outstanding obligations (other than customary confidentiality obligations);

(xii) provides another Person (other than another Group Company or any manager, director or officer of any Group Company) with a power of attorney; or

(xiii) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an Exhibit to a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b) Except as set forth in Section 3.16(b) of the Company Disclosure Schedules, with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Group Company party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Group Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Group Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Group Company, under such Company Material Contract; (v) no Group Company has received written or, to the knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Group Company in any material respect; and (vi) no Group Company has waived any material rights under any such Company Material Contract.

Section 3.17 Transactions with Related Persons. Except as set forth in Section 3.17 of the Company Disclosure Schedules, no Group Company nor any Company Related Party is presently, or since the Lookback Date, has been, a party to any Company Related Party Transaction. The assets of the Group Companies do not include any receivable or other obligation from a Company Related Party, and the liabilities of the Group Companies do not include any payable or other obligation or commitment to any Company Related Party.

Section 3.18 Compliance with International Trade and Anticorruption Laws.

(a) Since the Lookback Date, neither the Company nor, to the Company’s knowledge, any of its Representatives (acting on behalf of the Company), or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of comprehensive Sanctions and Export Control Laws (currently, Cuba, North Korea, Syria, Iran, and Crimea, the so-called Donetsk People’s Republic or Luhansk People’s Republic or Kherson or Zaporizhzhia regions of Ukraine); (iii) an entity fifty percent (50%) or more-owned or controlled (as defined under the relevant Sanctions and Export Control Laws), directly or indirectly, by one or more Persons described in clause (i) and/or (ii) such that the owned or controlled Person is subject to the same restrictions or prohibitions as such Person(s) set out in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i)—(iii), in each case in violation of Sanctions and Export Control Laws.

(b) Since the Lookback Date, neither the Company nor, to the Company knowledge, any of its Representatives (acting on behalf of the Company), or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person; (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate for any improper purpose in violation of Anti-Corruption Laws or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment in violation of any Anti-Corruption Laws.

Section 3.19 Investment Company Act. No Group Company is an “investment company” that is required to register as an “investment company.” No Group Company is a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 3.20 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies in writing expressly for inclusion or incorporation by reference in (a) any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Entity (including the SEC) with respect to the transactions contemplated by this Agreement and the Ancillary Documents, (b) the Registration Statement/Proxy Statement or (c) the mailings or other distributions to the Pre-Closing M3 Holders with respect to the consummation of the transactions contemplated by this Agreement or the Ancillary Documents or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Group Companies in writing expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no Group Company makes any representation, warranty or covenant with respect to any information supplied by or on behalf of M3 or any of its Affiliates.

Section 3.21 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, M3 and (ii) it has been furnished with or given access to such documents and information about M3 and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of M3, any M3 Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of M3, any M3 Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.22 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO M3 OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3, ANY CERTIFICATES REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO M3 OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY M3 OR ANY M3 NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3, ANY CERTIFICATES REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY GROUP COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY M3 OR ANY M3 NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article 4

REPRESENTATIONS AND WARRANTIES RELATING TO M3

Subject to Section 8.8, except as set forth on the M3 Disclosure Schedules, or except as set forth in any M3 SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature, and excluding, for the avoidance of doubt, any content of such M3 SEC Reports that have been redacted or omitted pursuant to applicable Law), M3 hereby represents and warrants to the Company, as of the date of this Agreement and as of the Closing, as follows:

Section 4.1 Organization and Qualification.

(a) M3 is an exempted company duly incorporated, validly existing under the Laws of the Cayman Islands and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in the Registrar of Companies in the Cayman Islands.

(b) M3 has the requisite exempted company, corporate or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a M3 Material Adverse Effect. M3 is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in the Registrar of Companies in the Cayman Islands and each other jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a M3 Material Adverse Effect.

Section 4.2 Authority. M3 has the requisite exempted company, corporate or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the M3 Shareholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which M3 is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate or other similar action on the part of M3. This Agreement has been and each Ancillary Document to which M3 is or will be a party will be, upon execution thereof, duly and validly executed and delivered by M3 and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of M3 (assuming this Agreement has been and the Ancillary Documents to which M3 is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against M3 in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of M3 with respect to M3’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings, if any, under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings and approvals required in connection with the Domestication, (iv) filing of the SPAC Certificate of Merger, or (v) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have an M3 Material Adverse Effect.

(b) Neither the execution, delivery or performance by M3 of this Agreement nor the Ancillary Documents to which M3 is or will be a party nor the consummation by M3 of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of M3, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which M3 is a party, except for (A) such filings with and approvals of Nasdaq to permit the Pubco Common Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (B) the approvals and consents to be obtained by Pubco and the Merger Subs pursuant to Section 5.9, and (C) the M3 Shareholder Approval, (iii) violate, or constitute a breach under, any Order or applicable Law to which M3 or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties of M3, except in the case of clauses (ii) through (iv) above, as would not, individually or in the aggregate, reasonably be expected to have an M3 Material Adverse Effect.

Section 4.4 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the M3 Disclosure Schedules (which fees shall be the sole responsibility of M3), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of M3 for which M3 has any obligation.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of M3 in writing expressly for inclusion or incorporation by reference in (a) any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Entity (including the SEC) with respect to the transactions contemplated by this Agreement and the Ancillary Documents, (b) the Registration Statement/Proxy Statement or (c) the mailings or other distributions to Pre-Closing M3 Holders with respect to the consummation of the transactions contemplated by this Agreement or the Ancillary Documents or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of M3 in writing expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, M3 makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Group Companies or any of their respective Affiliates.

Section 4.6 Capitalization of M3.

(a) The authorized share capital of M3 consists of 200,000,000 M3 Class A Ordinary Shares, 20,000,000 M3 Class B Ordinary Shares, and 1,000,000 M3 Preferred Shares. As of the date of this Agreement, (i) 28,750,000 M3 Class A Ordinary Shares are issued and outstanding, (ii) 7,187,500 M3 Class B Ordinary Shares are issued and outstanding, (iii) no M3 Preferred Shares are issued and outstanding, (iv) 8,337,500 M3 Private Warrants are issued and outstanding and (v) 14,375,000 M3 Public Warrants are issued and outstanding. All outstanding Equity Securities of M3 (except to the extent such concepts are not applicable under the applicable Law of M3’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) prior to the consummation of the Mergers have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (x) were not issued in violation of the Governing Documents of M3 and (y) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of M3 or under this Agreement or the Ancillary Documents) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person.

(b) Except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, there are no (i) outstanding equity appreciation, phantom equity or profit participation rights or (ii) outstanding options, restricted stock, phantom stock, warrants (other than M3 Public Warrants and M3 Private Warrants), purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require M3, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of M3 other than the M3 Shareholder Redemption.

(c) The Indebtedness of M3 is set forth on Section 4.6(c) of the M3 Disclosure Schedule.

(d) Since the Lookback Date, and except as contemplated by Section 2.1(a) and the Governing Documents of M3, M3 has not (i) declared or paid any distribution or dividend in respect of its Equity Securities or (ii) repurchased, redeemed or otherwise acquired any of its Equity Securities, and the M3 Board has not authorized any of the foregoing.

Section 4.7 SEC Filings. M3 has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “M3 SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement/Proxy Statement, the “Additional M3 SEC Reports”). Each of the M3 SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional M3 SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the M3 SEC Reports or the Additional M3 SEC Reports (for purposes of the Additional M3 SEC Reports, assuming that the representation and warranty set forth in Section 3.15 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective effective dates (in the case of M3 SEC Reports and Additional M3 SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and their respective dates of filing with the SEC (in the case of all other M3 SEC Reports and Additional M3 SEC Reports), the M3 SEC Reports did not, and the Additional M3 SEC Reports will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional M3 SEC Reports, assuming that the representation and warranty set forth in Section 3.15 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the M3 SEC Reports.

Section 4.8 Trust Account. As of the date hereof, M3 has an amount in cash in the Trust Account equal to at least $ 297,000,000. The funds held in the Trust Account are held in trust pursuant to that certain Investment Management Trust Agreement, dated as of July 31, 2024 (the “Trust Agreement”), between M3 and Continental, as trustee (the “Trustee”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity) and the Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. There are no Contracts, separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the M3 SEC Reports to be inaccurate in any material respect or that would entitle any Person to any portion of the funds in the Trust Account (other than (a) in respect of deferred underwriting commissions or Taxes, (b) the Pre-Closing M3 Holders who shall have elected to redeem their M3 Class A Ordinary Shares pursuant to the Governing Documents of M3 or (c) in the limited amounts (and solely to the extent necessary) to permit M3 to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of M3 in the event that M3 fails to complete a business combination within the allotted time period set forth in the Governing Documents of M3 and M3 liquidates the Trust Account, in each case, subject to the terms of the Trust Agreement. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of M3 and the Trust Agreement. M3 has performed all obligations required to be performed by it to date under and is not in default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of M3, no event has occurred which, with due notice or lapse of time or both, would constitute default thereunder. As of the date of this Agreement, there are no Proceedings pending, or to the knowledge of M3, threatened, with respect to the Trust Account. Since July 31, 2024, M3 has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including the distribution of assets from the Trust Account (i) in respect of deferred underwriting commissions or Taxes or (ii) to the Pre-Closing M3 Holders who have elected to redeem their M3 Class A Ordinary Shares pursuant to the Governing Documents of M3, each in accordance with the terms of and as set forth in the Trust Agreement, M3 shall have no further obligation under either the Trust Agreement or the Governing Documents of M3 to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9 Transactions with Affiliates. Section 4.9 of the M3 Disclosure Schedules sets forth all Contracts between (a) M3, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either M3 or the Sponsor, on the other hand (each Person identified in this clause (b), a “M3 Related Party”), other than (i) Contracts with respect to a Pre-Closing M3 Holder’s or a holder of M3 Warrants’ status as a holder of M3 Shares or M3 Warrants, as applicable, and (ii) Contracts entered into after the date of this Agreement that are either required pursuant to Section 5.9 or entered into in accordance with Section 5.9. Except as set forth on Section 4.9 of the M3 Disclosure Schedules, no M3 Related Party (A) owns any interest in any material asset used in the business of M3, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of M3 or (C) owes any material amount to, or is owed any material amount by, M3. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 are referred to herein as “M3 Related Party Transactions”.

Section 4.10 Litigation. As of the date of this Agreement, there is (and since the Lookback Date, there has been) no Proceeding pending or, to M3’s knowledge, threatened against M3 or its current or former officers or directors that, if adversely decided or resolved, would be material to M3, taken as a whole. None of M3 nor any of their respective properties or assets are subject to any material Order. As of the date of this Agreement, there are no material Proceedings by M3 pending against any other Person. Since the Lookback Date, none of the current or former officers, senior management or directors of M3 have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

Section 4.11 Compliance with Applicable Law. M3 is (and since the Lookback Date has been) in compliance with all applicable Laws, except as would not have a M3 Material Adverse Effect.

Section 4.12 Business Activities. Since the Lookback Date, M3 has not conducted any business activities other than activities (a) in connection with or incidental or related to its incorporation or continuing exempted company (or similar) existence, (b) directed toward the accomplishment of a business combination, including those incidental or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (c) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in M3’s Governing Documents, there is no Contract binding upon M3 or to which M3 is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

Section 4.13 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of M3’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) M3 has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) that are sufficient to provide reasonable assurance regarding the reliability of M3’s financial reporting and the preparation of M3’s financial statements for external purposes in accordance with GAAP and (ii) M3 has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to M3 and other material information required to be disclosed by M3 in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to M3’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure. Such disclosure controls and procedures are effective in timely alerting M3’s principal executive officer and principal financial officer to material information required to be included in M3’s periodic reports required under the Exchange Act.

(b) There are no outstanding loans or other extensions of credit made by M3 to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of M3, in their capacity as such and M3 has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, M3 has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding M3 Class A Ordinary Shares, M3 Warrants and M3 Units are registered pursuant to Section 12(b) of the Exchange Act and are listed on Nasdaq under the symbol “MBAV”, “MBAVW” and “MBAVU” respectively. As of the date of this Agreement, there is no material Proceeding pending or, to the knowledge of M3, threatened against M3 by Nasdaq or the SEC with respect to any intention by such entity to deregister M3 Class A Ordinary Shares, M3 Warrants or M3 Units, as the case may be or prohibit or terminate the listing of M3 Class A Ordinary Shares, M3 Warrants or M3 Units, as the case may be on Nasdaq. M3 has not taken any action that is designed to terminate the registration any of the M3 Class A Ordinary Shares, M3 Warrants or M3 Units under the Exchange Act.

(d) The M3 SEC Reports contain true and complete copies of the applicable M3 Financial Statements. The M3 Financial Statements and notes (i) fairly present in all material respects the financial position, results of operations and cash flows of M3 as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited M3 Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) M3 has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for M3’s and its Subsidiaries’ assets. M3 maintains and, for all periods covered by the M3 Financial Statements, has maintained books and records of M3 in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of M3 in all material respects.

(f) Since the Lookback Date, (i) M3 has not received any written complaint, allegation, assertion or claim that there is (A) a “significant deficiency” in the internal controls over financial reporting of M3, (B) a “material weakness” in the internal controls over financial reporting of M3 or (C) fraud, whether or not material, that involves management or other employees of M3 who have a significant role in the internal controls over financial reporting of M3 and (ii) there have been no internal unresolved, material investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, the M3 Board or any committee thereof.

Section 4.14 No Undisclosed Liabilities. M3 does not have any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP, except for the Liabilities (a) set forth in Section 4.14 of the M3 Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.14 of the M3 Disclosure Schedules), (c) that are incurred in connection with or incidental or related to M3’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 5.10(d) or incurred in accordance with Section 5.10(d) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the M3 Financial Statements included in the M3 SEC Reports.

Section 4.15 Tax Matters.

(a) M3 has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and M3 has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) M3 has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) M3 is not currently the subject of a Proceeding with respect to material Taxes. M3 has not been informed in writing of the commencement or anticipated commencement of any such Proceedings that has not been resolved or completed, in each case, with respect to material Taxes.

(d) M3 has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Law with respect to Taxes), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to M3, which agreement or ruling would be effective after the Closing Date.

(f) M3 is not, nor has it ever been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Law with respect to Taxes).

(g) Following Domestication, M3 is Tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(h) M3 has not taken or agreed to take any action not contemplated by this Agreement or any Ancillary Documents that would reasonably be expected to prevent the Mergers or the Domestication from qualifying for the Intended Tax Treatment. To the knowledge of M3, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by a Group Company or a Company Shareholder or any of their respective Affiliates, in each case, occurring after the date of this Agreement and not contemplated by this Agreement or any of the Ancillary Documents, that would reasonably be expected to prevent the Mergers or the Domestication from qualifying for the Intended Tax Treatment.

Section 4.16 Compliance with International Trade & Anti-Corruption Laws

(a) Since the Lookback Date, neither M3 nor, to M3’s knowledge, any of its Representatives (acting on M3’s behalf), or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of comprehensive Sanctions and Export Control Laws (currently, Cuba, North Korea, Syria, Iran, and Crimea, the so-called Donetsk People’s Republic or Luhansk People’s Republic or Kherson or Zaporizhzhia regions of Ukraine); (iii) an entity fifty percent (50%) or more-owned or controlled (as defined under the relevant Sanctions and Export Control Laws, directly or indirectly, by one or more Persons described in clause (i) or (ii) such that the owned or controlled Person is subject to the same restrictions or prohibitions as such Person(s) set out in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i)—(iii), in each case in violation of Sanctions and Export Control Laws.

(b) Since the Lookback Date, neither M3 nor, to M3’s knowledge, any of its Representatives (acting on behalf of M3), or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person; (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate for any improper purpose in violation of Anti-Corruption Laws or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment in violation of any Anti-Corruption Laws.

Section 4.17 Material Contracts.

(a) Except any Contract that is an exhibit to the M3 SEC Reports or described therein and other than this Agreement and the Ancillary Documents, there are no Contracts to which the M3 is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the M3 on less than thirty (30) days’ prior notice without payment of a material penalty or termination fee, or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the M3 as its business is currently conducted, any acquisition of material property by the M3, or restricts in any material respect the ability of the M3 to engage in business as currently conducted by it or compete with any other Person (each, a “M3 Material Contract”).

(b) With respect to each M3 Material Contract: (i) the M3 Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the M3 Material Contract is legal, valid, binding and enforceable in all material respects against the M3 and, to the knowledge of the M3, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the M3 is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the M3, or permit termination or acceleration by the other party, under such M3 Material Contract; and (iv) to the knowledge of the M3, no other party to any M3 Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the M3 under any M3 Material Contract.

Section 4.18 Transactions with Related Persons. Except for equity ownership or any Contract that is an exhibit to the M3 SEC Reports or described therein, M3 is not presently, or since the Lookback Date, has not been, a party to any M3 Related Party Transaction. The assets of M3 do not include any receivable or other obligation from a M3 Related Party, and the liabilities of the M3 do not include any payable or other obligation or commitment to any M3 Related Party.

Section 4.19 Investment Company Act. M3 is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940.

Section 4.20 Investigation; No Other Representations

(a) M3, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, M3 has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and M3, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.21 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4, ANY CERTIFICATES REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING AND THE ANCILLARY DOCUMENTS, NONE OF M3, ANY M3 NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND M3 EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF M3 THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF M3 BY OR ON BEHALF OF THE MANAGEMENT OF M3 OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4, ANY CERTIFICATES REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF M3 ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF M3, ANY M3 NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article 5

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause the other Group Companies to, except as expressly contemplated by this Agreement or any Ancillary Document (including changes to Governing Documents of the Group Companies contemplated by this Agreement), as required by applicable Law, as set forth on Section 5.1(a) or Section 5.1(b) of the Company Disclosure Schedules, or as consented to in writing by M3 (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects, (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations and goodwill of the Group Companies, taken as a whole and (iii) use commercially reasonable efforts to maintain all insurance policies of the Group Companies, or substitutes therefor.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause the other Group Companies to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by M3 (such consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iv), Section 5.1(b)(xi), Section 5.1(b)(xiv), or Section 5.1(b)(xvi) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) (A) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company, (B) repurchase or redeem any outstanding Equity Securities of any Group Company or (C) split, subdivide, combine, consolidate, recapitalize or reclassify any Equity Securities of any Group Company;

(ii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii) adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents, except as required by Section 5.21;

(iv) (A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or material properties of any Group Company or (B) create, subject to or incur any Lien on any assets or properties of any Group Company;

(v) transfer, issue, sell, grant, pledge or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company except as required in accordance with the Equity PIPE Subscription Agreements or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company except as required in accordance with the Convertible Notes Subscription Agreements;

(vi) incur, create or assume any Indebtedness, except as required in accordance with the Convertible Notes Subscription Agreements;

(vii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than intercompany loans, guarantees or capital contributions between the Company and any of its wholly owned Subsidiaries;

(viii) (A) hire, engage, retain or otherwise employ any employees or independent contractors or (B) adopt or enter into any Employee Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan in respect thereof, except, in each case, entry into employment Contracts consistent with previously disclosed offer letters and adoption of the Pubco Incentive Plan;

(ix) make, change or revoke any material election concerning Taxes, enter into any material closing (or similar) agreement, settle or compromise any material Proceeding with respect to Taxes, or consent to any extension or waiver of the limitation period applicable to or relating to any material Proceeding with respect to Taxes, other than any such extension or waiver that is obtained in the ordinary course of business;

(x) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $100,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or M3 or any of its Affiliates after the Closing);

(xi) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xii) change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;

(xiv) enter into any new line of business outside of the business currently conducted by the Group Companies as of the date hereof (it being understood that this Section 5.1(b)(xiv) shall not restrict the Company from extending its business into new geographies);

(xv) terminate, or waive or assign any material right under, any Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice other than the Administrative Services Agreement;

(xvi) enter into, renew, modify or revise any Company Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a Company Related Party Transaction) other than the Administrative Services Agreement ;

(xvii) enter into any Contract, understanding or arrangement with respect to the voting of Equity Securities of the Company;

(xviii) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to (A) prevent or impede the transactions contemplated by this Agreement or any Ancillary Document from qualifying for the Intended Tax Treatment or (B) delay or impair the obtaining of any Consents of any Governmental Entity to be obtained in connection with this Agreement;

(xix) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Company Related Party; or

(xx) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1(b).

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give M3, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing.

Section 5.2 Efforts to Consummate; Litigation.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement and the Ancillary Documents (including the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Ancillary Documents. Each of the Company and M3 shall pay fifty percent (50%) of the HSR Act filing fee, if any such filing is determined to be required; provided, further, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of such HSR Act filing, if any is determined to be required. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement following the date of this Agreement, and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. Each Party shall promptly inform the other Parties of any communication between such Party, on the one hand, and any Governmental Entity, on the other hand regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of M3 and the Company.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, each Party shall give the other Parties’ counsel a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement or the Ancillary Documents unless it consults with the other Parties in advance and gives the other Parties (to the extent not prohibited by such Governmental Entity) the opportunity to attend and participate in such meeting or discussion; provided that in the event a Party’s Representative is prohibited from participating in or attending any meetings or discussions, the other Party shall keep such prohibited Party promptly and reasonably apprised with respect thereto. M3 and the Company shall each use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated by this Agreement or the Ancillary Documents, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity.

(c) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, each Party shall notify the other Parties in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against such Party or any of its Representatives (in their capacity as a representative of such Party). Each Party shall each (i) keep the other Parties reasonably informed regarding any Transaction Litigation, (ii) give the other Parties the opportunity to, at their own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other Parties in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other Parties’ advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with the other Parties. Notwithstanding the foregoing, M3 shall, subject to and without limiting the covenants and agreements, and the rights of the Company, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation brought against M3 or any of its Representatives, and the Company shall, subject to and without limiting the covenants and agreements, and the rights of M3, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation brought against the Company, any Group Company or any of their respective Representatives; provided, however, that until the earlier of the Closing or termination of this Agreement in accordance with its terms, the prohibitions set forth in (A) Section 5.1(b)(x) shall apply to any Transaction Litigation brought against the Company, any Group Company or any of their respective Representatives and (B) Section 5.10(j) shall apply to any Transaction Litigation brought against M3 or any of its Representatives.

Section 5.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby and the Ancillary Documents is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference and under which each Group Company and M3 agree to be bound; provided, that notwithstanding anything to the contrary in the Confidentiality Agreement each Party hereby acknowledges and agrees that the Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby or hereby. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall provide, or cause to be provided, to M3 and its Representatives (x) upon reasonable advance written notice, during normal business hours reasonable access to the properties, projects, directors, officers, books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies) and (y) with complete copies of all internal financial reports of the Company and its Subsidiaries prepared by the Company in the ordinary course of business promptly after completion of such reports. Notwithstanding the foregoing, none of the Group Companies shall be required to provide to M3 or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law, and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law) or (ii) if any Group Company, on the one hand, and M3, any M3 Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a Proceeding and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, M3 shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of M3 (in a manner so as to not interfere with the normal business operations of M3). Notwithstanding the foregoing, M3 shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which M3 is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of M3 with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to M3 under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), M3 shall use commercially reasonable efforts to (I) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (II) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law) or (ii) if M3, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a Proceeding and such information is reasonably pertinent thereto; provided that M3 shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

Section 5.4 Public Announcements.

(a) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby without the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the other Parties; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case the disclosing Party and its Representatives shall use reasonable best efforts to consult with the other Parties, to allow the other Parties reasonable time to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the Sponsor and its Representatives may provide general information about the subject matter of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities; provided that the recipients of such information are subject to customary confidentiality obligations prior to the receipt of such information.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, M3 shall file a Current Report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company and its Representatives shall review, comment upon and approve by no later than the second (2nd) Business Day following the date of this Agreement and shall not be unreasonably withheld, conditioned or delayed; provided that M3 provides the Company and its Representatives with a reasonable period of time to complete such review, comment and approval prior thereto. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated hereby and the Ancillary Documents (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a Current Report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Entity or other third party in connection with the transactions contemplated hereby and the Ancillary Documents, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby and the Ancillary Documents, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Entity in connection with the transactions contemplated hereby and the Ancillary Documents. Furthermore, nothing contained in this Section 5.4(b) shall prevent the Sponsor, M3, the Company or any of their respective Representatives from furnishing customary or other reasonable information concerning the transactions contemplated hereby or the Ancillary Documents to their respective investors and prospective investors that is substantively consistent with public statements previously consented to by the other Parties in accordance with this Section 5.4(b).

Section 5.5 Tax Matters.

(a) Tax Treatment.

(i) M3 shall (and shall cause its Affiliates to) use commercially reasonable efforts to cause the Domestication and each Party shall (and shall cause its respective Affiliates to) use commercially reasonable efforts to cause the Equity PIPE and the Mergers, in each case, to qualify for applicable Intended Tax Treatment. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the applicable Intended Tax Treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii) The Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede (A) the Equity PIPE and the Mergers, collectively (in the case that the Equity PIPE Investors make a private investment in Pubco Class A Common Shares) or separately (in the case that the Equity PIPE Investors make a private investment in common stock of the Company) qualifying for the Equity PIPE-Mergers Intended Tax Treatment and (B) in the case of M3, the Domestication qualifying for the Domestication Intended Tax Treatment.

(iii) If, in connection with the preparation and filing of the Registration Statement/Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted, M3 and the Company shall deliver to M3 Counsel customary Tax representation letters with respect to the Mergers satisfactory to its counsel, dated and executed as of the date the Registration Statement/Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement/Proxy Statement, and, if required, M3 shall request M3 Counsel to furnish an opinion, subject to customary assumptions and limitations, to the effect that (A) the Domestication Intended Tax Treatment should apply to the Domestication and (B) the Equity PIPE-Mergers Intended Tax Treatment should apply to the Equity PIPE and the Mergers (either collectively or separately).

(iv) In connection with M3 Counsel’s preparation and delivery of the tax opinion to the Company pursuant to Section 6.3(f), M3, with respect to the Domestication, the Equity PIPE and the Mergers, and the Company, with respect to the Equity PIPE and the Mergers, shall deliver to M3 Counsel customary Tax representation letters reasonably satisfactory to M3 Counsel, dated and executed as of the Closing Date and such other date(s) as determined reasonably necessary by M3 Counsel in connection with such tax opinion.

(b) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any Proceeding with respect to Taxes. Such cooperation shall include the reasonable retention and (upon the other Party’s reasonable request) the provision (with the right to make copies) of records and information reasonably relevant to any Proceeding with respect to Taxes, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the Pre-Closing M3 Holders information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of M3’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F income” under Section 951 of the Code for such taxable period, and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication.

(c) M3 Taxable Year. The Parties agree to treat the taxable year of M3 as ending on December 31 for U.S. federal income Tax purposes.

(d) Transfer Taxes. The Company Surviving Subsidiary shall be responsible for any sales, use, real property transfer, stamp or other similar transfer Taxes imposed in connection with the Domestication and the Mergers.

Section 5.6 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby and the Ancillary Documents, no Party shall, and each shall cause its Representatives to not, without the prior written consent of the other Parties, directly or indirectly, (i) solicit, seek, entertain, encourage (including by means of furnishing or disclosing or disclosing information), endorse, recommend, accept, assist, initiate, continue or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that is intended or could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, term sheet, Contract, agreement in principle, acquisition agreement or other similar agreement or understanding related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, (i) each Party shall notify the other Parties as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (A) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in an Acquisition Proposal, and (B) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information, subject to applicable confidentiality restrictions. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information and (ii) each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

Section 5.7 Preparation of Registration Statement/Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, Pubco, M3 and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either M3 or the Company, as applicable), and Pubco shall file (or confidentially submit) with the SEC, the Registration Statement/Proxy Statement in connection with the registration under the Securities Act of the shares of Pubco Class A Common Shares, Pubco Public Warrants and the Pubco Class A Common Shares underlying such warrants to be issued under this Agreement to the holders of M3 Common Shares and Company Common Shares and, subject to the provisions of the Equity PIPE Subscription Agreements, the Pubco Class A Common Shares and warrants to be issued to the Equity PIPE Investors (it being understood that the Registration Statement/Proxy Statement shall include a proxy statement of M3 which will be included therein as a prospectus of Pubco and which will be used for the M3 Shareholders Meeting to adopt and approve (as applicable) the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by M3’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of Pubco, M3 and the Company shall use its reasonable best efforts to (a) cause the Registration Statement/Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements (audited and unaudited) of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement/Proxy Statement under Securities Laws or in response to any comments from the SEC and to cause the Group Companies’ independent auditor to deliver the required audit opinions and consents); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after “cleared” comments from the SEC; and (d) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement or the Ancillary Documents. M3, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other and Pubco all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of Pubco to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement/Proxy Statement, then (i) such Party shall promptly inform the other Party; (ii) such Parties shall prepare and mutually agree upon with the other Party (such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement/Proxy Statement; (iii) Pubco shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing M3 Holders. Pubco shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement/Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Pubco Shares for offering or sale in any jurisdiction, and each of Pubco, M3 and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement/Proxy Statement will, at the time the Registration Statement/Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.8 M3 Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, M3 shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold an extraordinary general meeting of its shareholders (the “M3 Shareholders Meeting”) in accordance with the Governing Documents of M3, for the purposes of obtaining the M3 Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect an M3 Shareholder Redemption. M3 shall, through unanimous approval of its board of directors, recommend to its shareholders (being all of the shareholders of M3 voting as a single class or the holders of the M3 Class B Ordinary Shares (as applicable)) (the “M3 Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby and thereby (the “Business Combination Proposal”); (ii) an amendment to the Governing Documents of M3, to be implemented in connection with the Domestication, consistent with the terms set forth in Exhibit G (the “Interim Charter Proposal”); (iii) the approval of the Domestication (the “Domestication Proposal”); (iv) the approval of the SPAC Merger (the “Merger Proposal”); (v) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto; (vi) the adoption and approval of each other proposal reasonably agreed to by M3 and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; (vii) such other matters (or, to the extent applicable, excluding such approval matters) as M3, the Company and Pubco shall hereafter mutually determine to be necessary or appropriate in order to effect the Mergers and the other transactions contemplated by this Agreement, and (viii) the adoption and approval of a proposal for the adjournment of the M3 Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (i) through (viii) together, the “Transaction Proposals”); provided, that M3 may postpone or adjourn the M3 Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the M3 Shareholder Approval, (B) for the absence of a quorum, or (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that M3 has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing M3 Holders prior to the M3 Shareholders Meeting; provided that, without the consent of the Company, in no event shall M3 adjourn the M3 Shareholders Meeting for more than fifteen (15) Business Days later than the originally scheduled extraordinary general meeting or the most recently adjourned meeting or to a date that is beyond the Termination Date. M3 agrees that if the Required M3 Shareholder Approval shall not have been obtained at the Extraordinary General Meeting, then M3 shall promptly continue to take all such reasonably necessary actions, including the actions required by this Section 5.8, and hold additional Extraordinary General Meetings in order to obtain the Required M3 Shareholder Approval. The M3 Board Recommendation contemplated by the preceding sentence shall be included in the Registration Statement/Proxy Statement. Except as otherwise required by applicable Law, including if the failure to change, qualify, withdraw or otherwise modify the M3 Board Recommendation (a “Change in Recommendation”) would be inconsistent with the directors’ fiduciary duties under applicable Law, in which case, the M3 Board may make such a Change in Recommendation, M3 covenants that none of the M3 Board or M3 nor any committee of the M3 Board shall change, qualify, withdraw or modify, or propose publicly or by formal action of the M3 Board, any committee of the M3 Board or M3 to change, qualify, withdraw or modify, in a manner adverse to the Company, the M3 Board Recommendation or any other recommendation by the M3 Board or M3 of the proposals set forth in the Registration Statement/Proxy Statement; provided that prior to any Change in Recommendation, (W) the Company shall have received written notice from M3 of M3’s intention to make a Change in Recommendation at least five (5) Business Days prior to the taking of such action (the “Change in Recommendation Notice Period”), which shall specify in reasonable detail the facts and circumstances providing the basis for the determination by the M3 Board to effect such Change in Recommendation (the “Basis”), (X) during the Change in Recommendation Notice Period and prior to making a Change in Recommendation, if requested by the Company, M3 and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement or the Ancillary Documents, as the case may be, as would enable the M3 Board to proceed with its recommendation of this Agreement and the transactions contemplated hereby and the Ancillary Documents and not make such Change in Recommendation, (Y) the M3 and its Representatives shall have provided to the Company and its Representatives all applicable information with respect to such Basis reasonably requested by the Company to permit the Company to propose revisions to the terms of this Agreement or the Ancillary Documents, as the case may be and (Z) if the Company requested negotiations in accordance with the foregoing sub-clause (Y), the M3 Board may make a Change in Recommendation only if the M3 Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement or the Ancillary Documents, as the case may be, that the Company shall have, prior to the expiration of the Change in Recommendation Notice Period, offered in writing in a manner that would form a binding contract if accepted by M3 (and the other applicable Parties), continues to determine in good faith, based on the opinion of outside counsel, that failure to make a Change in Recommendation would be a breach of its fiduciary duties to the M3 shareholders under applicable Law. Notwithstanding anything to the contrary contained in this Agreement, during a Change in Recommendation Notice Period, the obligations of M3 and the M3 Board to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting, or to make a recommendation, shall be tolled to the extent reasonably necessary until such time as M3 has filed an update to the Registration Statement/Proxy Statement with the SEC (which M3 shall file as promptly as practicable after the Change in Recommendation), and in the event a filing or notice for a meeting was made prior to the Change in Recommendation Notice Period, M3 shall be permitted to adjourn such meeting and to amend such filing as necessary in order to provide sufficient time for the M3 shareholders to consider any revised recommendation.

Section 5.9 Pubco and the Merger Subs Shareholder Approval. As promptly as reasonably practicable (and in any event within two (2) Business Days) following the date of this Agreement, the Company, as the sole shareholder of Pubco, will approve and adopt this Agreement, the Ancillary Documents to which Pubco is or will be a party and the transactions contemplated hereby and thereby (including the Mergers). As promptly as reasonably practicable (and in any event within two (2) Business Days) following the date of this Agreement, Pubco, as the sole shareholder of each of SPAC Merger Sub and Company Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which each of SPAC Merger Sub and Company Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Mergers).

Section 5.10 Conduct of Business of M3. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, M3 shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly required by this Agreement or any Ancillary Document (including changes to Governing Documents of M3 contemplated by this Agreement), as required by applicable Law, as set forth on Section 5.10 of the M3 Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to, or waive any provisions of, the Trust Agreement, Warrant Agreement or the Governing Documents of M3 or any of its Subsidiaries;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of M3 or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of M3 (other than redemptions from the Trust Account that are required pursuant to M3’s Governing Documents);

(c) split, subdivide, combine, consolidate or reclassify any of its share capital or capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares or shares of its capital stock;

(d) incur, create or assume any Indebtedness or other Liability;

(e) make any loans or advances to, or capital contributions in, any other Person;

(f) issue any Equity Securities of M3 or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of M3;

(g) enter into, renew, modify or revise any M3 Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a M3 Related Party Transaction), other than (x) loans made by the Sponsor to M3 and (y) issuances of M3 Warrants to the Sponsor for repayment of loans made by the Sponsor to M3;

(h) enter into any new line of business outside of the business currently conducted by M3 as of the date hereof;

(i) make, change or revoke any material election concerning Taxes, enter into any material closing (or similar) agreement, settle or compromise any material Proceeding with respect to Taxes, or consent to any extension or waiver of the limitation period applicable to or relating to any material Proceeding with respect to Taxes, other than any such extension or waiver that is obtained in the ordinary course of business;

(j) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by M3 in excess of $100,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on M3 or any Group Company;

(k) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(l) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;

(m) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the transactions contemplated by this Agreement or the Ancillary Documents from qualifying for the Intended Tax Treatment; or

(n) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.10.

Notwithstanding anything in this Section 5.10 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of M3 and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, M3 from using the funds held by M3 outside the Trust Account to pay any M3 Expenses or M3 Liabilities or from otherwise distributing or paying over any funds held by M3 outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 5.11 Nasdaq Listing. Each of the Company and M3 shall take all actions necessary or reasonably necessary to cause: (a) Pubco’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement and the Ancillary Documents to be approved; (b) M3 to satisfy all applicable continuing listing requirements of Nasdaq and Pubco to satisfy all applicable initial listing requirements of Nasdaq; and (c) the Pubco Common Shares issuable in accordance with this Agreement and the Ancillary Documents, including the Domestication and the Mergers, to be approved for listing on Nasdaq (and the Group Companies shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Company Merger Effective Time. For the avoidance of doubt, no amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of M3 that are adverse to M3, the Sponsor or Sponsor’s Affiliates in any material respect shall be required for M3 to satisfy the conditions set forth in this Section 5.11.

Section 5.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, M3 shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (x) pay as and when due all amounts, if any, payable to M3’s public shareholders, including overallotment shares acquired by M3’s underwriters, (the “Public Shareholders”) pursuant to the M3 Shareholder Redemption, (x) pay the amounts due to the underwriters of M3’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement, if applicable, and (y) immediately thereafter, pay all remaining amounts then available in the Trust Account to M3 in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.13 Company Shareholder Approval; Lock-Up Agreement. As promptly as reasonably practicable (and in any event within two (2) Business Days) following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Company shall obtain and deliver to M3 (i) a true and correct copy of a written consent (in form and substance reasonably satisfactory to M3) approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Company Merger) that is duly executed by MI7, as the sole shareholder of the Company (the “Company Shareholder Written Consent”), and (ii) a lock-up agreement in substantially the form attached hereto as Exhibit C (the “Lock-Up Agreement”) pursuant to which, among other things, MI7 shall agree to certain restrictions on the transfer of the Pubco Shares it shall hold from and after the Closing. The Company, through its board of directors, shall recommend to the holders of Company Common Shares the approval and adoption of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Company Merger).

Section 5.14 M3 Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of M3, as provided in M3’s Governing Documents or otherwise in effect as of immediately prior to the SPAC Merger Effective Time, in either case, solely with respect to any matters occurring on or prior to the SPAC Merger Effective Time shall survive the transactions contemplated by this Agreement and the Ancillary Documents and shall continue in full force and effect from and after the SPAC Merger Effective Time for a period of six (6) years and (ii) Pubco will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Pubco shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in M3’s Governing Documents or other applicable agreements as in effect immediately prior to the SPAC Merger Effective Time. The indemnification and liability limitation or exculpation provisions of Pubco’s Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the SPAC Merger Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the SPAC Merger Effective Time, or at any time prior to such time, were directors or officers of M3 (the “M3 D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the SPAC Merger Effective Time and relating to the fact that such M3 D&O Person was a director or officer of M3 immediately prior to the SPAC Merger Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) M3 shall not have any obligation under this Section 5.14 to any M3 D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such M3 D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) For a period of six (6) years after the SPAC Merger Effective Time, Pubco shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are currently covered by any comparable insurance policies of M3 as of the date of this Agreement with respect to matters occurring on or prior to the SPAC Merger Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under M3’s directors’ and officers’ liability insurance policies as of the date of this Agreement. Alternatively, M3 may purchase, at or prior to the Closing, and Pubco shall maintain, or cause to be maintained, in effect for a period of six (6) years after the SPAC Merger Effective Time, without lapses in coverage, an extended reporting period or tail insurance policy that affords coverage which is no less favorable in the aggregate to the insured than the coverage provided under M3’s directors’ and officers’ liability insurance policies as of the date of this Agreement. In either event, Pubco shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the most recent annual premium paid by M3 prior to the date of this Agreement and, in such event, Pubco shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by M3 prior to the date of this Agreement.

(d) If Pubco or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Pubco shall assume all of the obligations set forth in this Section 5.14.

(e) The M3 D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and the Ancillary Documents and shall be binding on all successors and assigns of Pubco.

Section 5.15 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Company Merger Effective Time, in either case, solely with respect to any matters occurring on or prior to the Company Merger Effective Time, shall survive the transactions contemplated by this Agreement and the Ancillary Documents and shall continue in full force and effect from and after the Company Merger Effective Time for a period of six (6) years and (ii) Pubco will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Pubco shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Company Merger Effective Time. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Company Merger Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Company Merger Effective Time or at any time prior to the Company Merger Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Company Merger Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of Pubco, M3 or the Group Companies shall have any obligation under this Section 5.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company, Pubco and M3 shall use commercially reasonable efforts to ensure that the directors’ and officers’ liability insurance of Pubco from and after the Closing will provide directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Company Merger Effective Time. If Pubco is unable to secure such coverage under its directors’ and officers’ liability insurance then the Company may purchase, at or prior to the Closing, and Pubco shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Company Merger Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Company Merger Effective Time (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, M3, Pubco or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company, M3, Pubco or one of their respective Affiliates shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d) If Pubco or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Pubco shall assume all of the obligations set forth in this Section 5.15.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Pubco.

Section 5.16 Post-Closing Directors and Officers.

(a) Pubco shall take all such action within its power as may be necessary or appropriate such that effective immediately after the SPAC Merger Effective Time, the Pubco Board will consist of nine (9) directors, (i) eight (8) of whom shall be designated by the Company and (i) one (1) of whom shall be designated by M3. The Sponsor and the Company shall elect or otherwise cause the Persons designated in accordance with Section 5.16(a) of the Company Disclosure Schedule (which for the avoidance of doubt, may be amended from time to time in accordance with Section 8.3; provided that no such amendment has the effect of materially delaying the effectiveness or the mailing of the Registration Statement/Proxy Statement) to comprise the entire Pubco Board, effective upon the SPAC Merger Effective Time.

(b) The Persons set forth on Section 5.16(a) of the Company Disclosure Schedule shall be eligible to serve as a director on the Pubco Board in accordance with the applicable corporate governance standards and qualifications set forth by Nasdaq and any SEC rules, regulations or provisions related to individuals serving on the board of directors of a public company.

(c) M3, the Company and Pubco shall cause the Persons designated in accordance with Section 5.16(a) to, and such Persons shall, comply and cooperate with and satisfy all requests and requirements made pursuant to any Governmental Entity, including Nasdaq and any SEC rules, regulations or provisions related to individuals serving on the board of directors of a public company in connection with the foregoing, including by furnishing all requested information, providing reasonable assistance in connection with the preparation of any required applications, notices and registrations and requests and otherwise facilitating access to and making individuals available with respect to any discussions or hearings. In the event an individual designated in accordance with Section 5.16(a) does not satisfy any requirement of a Governmental Entity to serve as a director, then (i) there shall be no obligation to appoint such individual pursuant to Section 5.16(a), and (ii) the Company or M3, as applicable, shall be entitled to designate a replacement director in lieu of such person; provided, further, that in no event shall Closing be delayed or postponed in connection with or as a result of the foregoing.

(d) The individual serving as the chief executive officer of the Company immediately after the Closing will be the same individual (in the same office) as that of the Company immediately prior to the Closing. In the event that such chief executive officer is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as the chief executive officer, then, prior to the mailing of the Registration Statement/Proxy Statement to the Pre-Closing M3 Holders, M3 and the Company may designate another individual to replace such individual to serve as such chief executive officer. The Company may appoint additional qualified persons to serve as officers in other capacities immediately prior to Closing and, in which case, such additional officers shall be the same individuals (and in the same office) immediately following the Closing.

Section 5.17 Financials.

(a) As promptly as practicable after the date of this Agreement, the Company shall deliver to M3, the audited and/or reviewed financial statements of the Company and Pubco (including, in each case, any related notes thereto), that are required for the initial filing of the Registration Statement/Proxy Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder. All such financial statements (i) will fairly present in all material respects the financial position, results of operations and cash flows of the Company and Pubco as at the date thereof in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes) and (ii) if required, will be audited in accordance with the standards of the PCAOB.

(b) During the period from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, as soon as reasonably practicable following the end of each three-month quarterly period of each fiscal year (other than the last three-month period), and in any event no later than forty five (45) days thereafter, and to the extent required for the Registration Statement/Proxy Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder, the Company shall deliver to M3 the unaudited consolidated financial statements of the Group Companies, consisting of the consolidated balance sheet of the Company and Pubco, as applicable as of the end of such three-month period (and most recent year end), and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows for the year to date period of such fiscal year for such fiscal quarter (subject to normal and recurring year-end adjustments and the absence of footnotes).

(c) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, M3 in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement/Proxy Statement and any other filings to be made by Pubco or M3 with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.18 PIPE Investments. The Company shall, and shall cause Pubco to use reasonable best efforts to take all actions and do all things necessary, proper or advisable to:

(a) consummate the transactions contemplated by the Equity PIPE Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Equity PIPE Subscription Agreements, and exercising their respective rights to specifically enforce the Equity PIPE Subscription Agreements pursuant to the terms thereof; and

(b) consummate the transactions contemplated by the Convertible Notes Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Convertible Notes Subscription Agreements, and exercising its right to specifically enforce the Convertible Notes Subscription Agreements pursuant to the terms thereof.

Section 5.19 Section 16 Matters. Prior to the SPAC Merger Effective Time, M3 shall take all such steps (to the extent permitted under applicable Law) as are reasonable necessary to cause any acquisition or disposition of M3 Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the transactions contemplated by this Agreement or the Ancillary Documents by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to M3, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.20 No Trading. Each of the Parties acknowledges and agrees that it is aware, and that its respective Affiliates are aware (and each of its respective Representatives is aware or, upon receipt of any material nonpublic information of M3, will be advised) of the restrictions imposed by the Federal Securities Laws and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Parties each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of M3 (other than pursuant to the transactions contemplated by this Agreement and the Ancillary Documents), communicate such information to any third party, take any other action with respect to M3 in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 5.21 Company Governing Documents. Prior to Closing Date, the Company shall amend its Governing Documents to increase the authorized share capital of the Company in a manner sufficient to consummate the transactions contemplated by the Equity PIPE Subscription Agreements.

Section 5.22 Pubco Incentive Plan. Prior to the effectiveness of the Registration Statement/Proxy Statement, the Pubco Board shall approve and adopt an equity incentive plan, substantially in the form as Pubco, the Company and M3 mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either Pubco, the Company or M3, as applicable) (the “Pubco Incentive Plan”), in the manner prescribed under applicable Law, effective as of one day prior to the Closing Date, reserving for grant thereunder a number of Pubco Common Shares to be mutually agreed by Pubco, the Company and M3. The Pubco Incentive Plan will provide that the Pubco Common Shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2026 fiscal year in an amount sufficient to ensure the sum of equity issued in respect of previously granted awards, equity underlying granted and outstanding awards and equity available for issuance equals ten percent (10%) of Pubco Shares on a fully-diluted basis on the last day of the immediately preceding fiscal year or such lesser amount as determined by the administrator of the Pubco Incentive Plan.

Section 5.23 Commitment to Convert Cash to Bitcoin. Immediately following the Closing, Pubco, the Company Surviving Subsidiary and the SPAC Surviving Subsidiary shall convert all cash on hand (except for a de minimis amount to fund near-term operating expenses) into Bitcoin, including the PIPE Gross Proceeds, to the extent received in the form of cash, and any amounts from the Trust Account which have not been redeemed pursuant to the M3 Shareholder Redemption.

Section 5.24 Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement and the Ancillary Documents as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

Article 6

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement and the Ancillary Documents are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) the applicable waiting period under the HSR Act (and any extensions thereof) relating to the transactions contemplated by this Agreement and the Ancillary Documents shall have expired or been terminated;

(b) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or the Ancillary Documents shall be in effect;

(c) the Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain effective as of Closing, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) the Company Shareholder Written Consent shall have been obtained;

(e) the Required M3 Shareholder Approval shall have been obtained; and

(f) prior to the Closing, Pubco shall have amended and restated its certificate of incorporation in substantially the form of the Amended Pubco Certificate of Incorporation;

(g) the sum of the aggregate cash proceeds actually received from the Trust Account (after giving effect to the redemptions contemplated by Section 2.1(c)) and the Equity PIPE shall be no less than $500,000,000 net of all Unpaid Expenses; and

(h) Pubco’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved and Pubco shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Company Merger Effective Time, and the Pubco Shares and the Pubco Public Warrants to be issued pursuant to the Mergers shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

Section 6.2 Other Conditions to the Obligations of M3. The obligations of M3 to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by M3 of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects on the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) on the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 3.6 shall be true and correct in all respects on the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); provided, however, that this clause (iii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing, and (iv) the representations and warranties of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects on the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to M3 the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(d) are satisfied, in form and substance reasonably satisfactory to M3;

(ii) (A) a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in form and substance reasonably acceptable to M3, (B) a statement in accordance with the requirements of Treasury Regulations Section 1.1445-2(b)(2) from the Company certifying that it is not a “foreign person” as defined in Section 1445(f)(3) of the Code and (C) an IRS Form W-9 duly executed by the Company;

(iii) executed counterparts to all of the Ancillary Documents to which any Group Company or its Affiliates is party; and

(iv) the Allocation Schedule.

(d) No Company Material Adverse Effect shall have occurred with respect to the Group Companies taken as a whole since the date of this Agreement which is continuing and uncured.

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the M3 Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “M3 Material Adverse Effect” or any similar limitation set forth herein) in all material respects on the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) on the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (iii) the representations and warranties of M3 (other than the M3 Fundamental Representations and the representations contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “M3 Material Adverse Effect” or any similar limitation set forth herein) in all respects on the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an M3 Material Adverse Effect;

(b) M3 shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) the Pubco Common Shares to be issued in connection with the transactions contemplated by this Agreement and the Ancillary Documents (including, for the avoidance of doubt, the Pubco Common Shares to be issued pursuant to the Mergers) shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders;

(d) the Domestication shall have been consummated on the Closing Date prior to the SPAC Merger Effective Time;

(e) M3 shall have made all necessary arrangements to cause the Trustee to release all of the funds contained in the Trust Account available to M3 upon the Closing;

(f) M3 shall have caused M3 Counsel to deliver an opinion, addressed to the Company and dated as of the Closing Date, in form and substance reasonably satisfactory to the Company and subject to M3 Counsel’s reliance on customary Tax representation letters from M3 with respect to Domestication, the Equity PIPE and the Mergers and the Company with respect to the Equity PIPE and the Mergers reasonably satisfactory to M3 Counsel and the compliance of the Parties with the terms of this Agreement and the Ancillary Documents, to the effect that, for U.S. federal income Tax purposes, the transactions contemplated by this Agreement and the Ancillary Documents, individually and collectively, with respect to the receipt of the Pubco Shares, should qualify for the Intended Tax Treatment; and

(g) at or prior to the Closing, M3 shall have delivered, or caused to be delivered, to the Company the following documents:

(i) a certificate duly executed by an authorized officer of M3, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in form and substance reasonably satisfactory to the Company;

(ii) (A) a certificate, duly executed by M3, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that M3 has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in form and substance reasonably acceptable to the Company, (B) a statement in accordance with the requirements of Treasury Regulations Section 1.1445-2(b)(2) from M3 certifying that it is not a “foreign person” as defined in Section 1445(f)(3) of the Code and (C) an IRS Form W-9 duly executed by M3; and

(iii) executed counterparts to all of the Ancillary Documents to which M3, the Sponsor or any of their respective Affiliates is party.

(h) No M3 Material Adverse Effect shall have occurred with respect to M3 since the date of this Agreement which is continuing and uncured

Section 6.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2. M3 may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by M3’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2.

Article 7

TERMINATION.

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of M3 and the Company;

(b) by M3, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by M3, and (ii) the Termination Date; provided, however, that none of M3 is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if M3 has failed to perform any covenant or agreement on the part of M3 set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to M3 by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d) by either M3 or the Company, if the transactions contemplated by this Agreement shall not have been consummated prior to March 31, 2026 (the “Termination Date”); provided, that (x) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to M3 if M3’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (y) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either M3 or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; or

(f) by either M3 or the Company if the M3 Shareholders Meeting has been held (including any adjournment or postponement thereof), has concluded, M3’s shareholders have duly voted and the Required M3 Shareholder Approval was not obtained.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) Section 5.3(a), this Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Confidentiality Agreement, or the Sponsor Support Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

Article 8

MISCELLANEOUS

Section 8.1 Non-Survival. Other than those representations, warranties and covenants as provided in the last sentence of this Section 8.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Company Merger Effective Time), of the Parties set forth in this Agreement, shall terminate at the Company Merger Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Company Merger Effective Time against any Party, any Company Non-Party Affiliate or any M3 Non-Party Affiliate. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Company Merger Effective Time shall so survive the Company Merger Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Company Merger Effective Time shall so survive the Company Merger Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Company Merger Effective Time shall so survive the Company Merger Effective Time in accordance with the terms of such Ancillary Document. Without limiting the foregoing, and except as provided in this Section 8.1 and Section 8.6 (but subject to Section 8.18, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 8.17), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.

Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) M3 and the Company prior to Closing and (b) Pubco and the Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

Section 8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) M3 and the Company prior to the Closing and (b) Pubco and the Sponsor after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to M3, to:

M3-Brigade Acquisition V Corp.
1700 Broadway – 19th Floor
New York, NY 10019
Attn: Executive Vice President and Secretary
Email: [***]

with a copy (which shall not constitute notice) to:

Troutman Pepper Locke LLP
875 Third Avenue
New York, NY 10022
Attn: Patrick B. Costello
Email: [***]

If to the Company, to:

ReserveOne, Inc.
c/o CC Capital Partners
200 Park Ave, 58th floor
New York, NY 10166
Attn: Jaime Leverton
Email: [***]

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Attention: John Clayton, Eli Miller and Jeff Potash
Email: [***]
[***]
[***]

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Act shall apply to the Domestication and any claims related to internal affairs of M3 prior to the Domestication).

Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and M3 shall pay, or cause to be paid, all Unpaid M3 Expenses and (b) if the Closing occurs, then M3 or Pubco shall pay, or cause to be paid, all Unpaid Expenses.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Annexes, Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Annexes, Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is not exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Annexes, Exhibits or Schedules are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to M3, any documents or other materials made available by physical or electronic means; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement); (n) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8 Schedules. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the M3 Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the M3 Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the M3 Disclosure Schedules), as applicable, if it is reasonably apparent on the face of the disclosure that such disclosure is responsive to such other section of this Agreement or section of the Company Disclosure Schedules or the M3 Disclosure Schedules, as applicable. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature. Unless expressly contemplated by this Agreement, the disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.14, Section 5.15 and the two subsequent sentences of this Section 8.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 5.16, Section 8.2, Section 8.3, Section 8.14 and this Section 8.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.13 and this Section 8.9 (to the extent related to the foregoing).

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.12 Knowledge of Company; Knowledge of M3. For all purposes of this Agreement, the phrase “to the Company’s knowledge,” “to the knowledge of the Company” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry of his or her direct reports. For all purposes of this Agreement, the phrase “to M3’s knowledge” and “to the knowledge of M3” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the M3 Disclosure Schedules, assuming reasonable due inquiry of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the M3 Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any M3 Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the M3 Non-Party Affiliates, in the case of M3, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, M3 or any Non-Party Affiliate concerning any Group Company, M3, this Agreement or the transactions contemplated hereby.

Section 8.14 Extension; Waiver. The Company prior to the Closing and the Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of M3 set forth herein, (b) waive any inaccuracies in the representations and warranties of M3 set forth herein or (c) waive compliance by M3 with any of the agreements or conditions set forth herein. M3 prior to the Closing and the Sponsor after the Closing may (i) extend the time for the performance of any of the obligations or other acts of the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

Section 8.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of Delaware), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 8.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.18 Trust Account Waiver. Reference is made to the final prospectus of M3, filed with the SEC (File No. 333-279951) on August 2, 2024, 2024 (the “Prospectus”). The Company hereby represents and warrants that it has read the Prospectus and understands and acknowledges and agrees and understands that M3 has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering and from certain private placements occurring simultaneously with such initial public offering (including interest accrued from time to time thereon) for the benefit of the Public Shareholders, and M3 may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of M3 entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of its Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), for whatever reason whatsoever regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between M3 or any of its Representatives, on the one hand, and the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with M3 or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with M3 or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by M3 to induce M3 to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Representatives under applicable Law. To the extent the Company or any of its Representatives commences any Proceeding based upon, in connection with, relating to or arising out of any matter relating to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, which Proceeding seeks, in whole or in part, monetary relief against the Trust Account, the Company hereby acknowledges and agrees that the Company’s and its Representatives’ sole remedy with respect to monetary relief shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or any of its Representatives (or any Person claiming on its behalf or in lieu of the Company) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Nothing in this Section 8.18 shall amend, limit, alter, change, supersede or otherwise modify the right of the Company to (a) bring any Proceeding for specific performance, injunctive and/or other equitable relief or (b) bring or seek a claim for damages against M3, or any of its successors or assigns, for any breach of this Agreement (but such claim shall not be against the Trust Account or any funds distributed from the Trust Account). This Section 8.18 shall survive termination of this Agreement for any reason.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

M3:

M3-BRIGADE ACQUISITION V CORP.

By:	/s/ Robert Rivas Collins
Name:	Robert Rivas Collins
Title:	Chief Executive Officer

COMPANY:

RESERVEONE, INC.

By:	/s/ Jaime Leverton
Name:	Jaime Leverton
Title:	Chief Executive Officer

PUBCO:

RESERVEONE HOLDINGS, INC.

By:	/s/ Jaime Leverton
Name:	Jaime Leverton
Title:	Chief Executive Officer

COMPANY MERGER SUB:

R1 COMPANY MERGER SUB, INC.

By:	/s/ Jaime Leverton
Name:	Jaime Leverton
Title:	Chief Executive Officer

SPAC MERGER SUB:

R1 SPAC MERGER SUB, INC.

By:	/s/ Jaime Leverton
Name:	Jaime Leverton
Title:	Chief Executive Officer

EXHIBIT A

Sponsor Support Agreement

EXHIBIT B

Registration Rights Agreement

EXHIBIT C

Lock-Up Agreement

EXHIBIT D

Form of Convertible Note Subscription Agreement

EXHIBIT E

Form of Equity Pipe Subscription Agreement

EXHIBIT F

Pubco Governance Term Sheet

EXHIBIT G

Interim Charter Term Sheet

EXHIBIT H

Administrative Services Agreement Term Sheet

Provider	CC MI7 SPV, LLC, and its affiliates
Recipient	ReserveOne Holdings, Inc. and its subsidiaries
Services Effective Date	Closing Date
Term	The term of the Administrative Services Agreement (the “ASA”) shall begin on the Services Effective Date and shall remain in full force and effect for an initial period of five (5) years, unless sooner terminated pursuant the terms of the ASA or by mutual written agreement of the Parties (the “Initial Term”).

Following the Initial Term, the ASA shall automatically renew in five (5)-year increments (each a “Renewal Term” and together with the Initial Term, the “Term”) unless either Party informs the other of its desire to terminate the ASA as provided herein under the section entitled “Termination.”
Termination	Termination for Convenience. Either Party may terminate the ASA for convenience upon not less than one hundred and eighty (180) days’ prior written notice to the other Party. If the ASA is terminated for convenience by Recipient prior to the end of the Initial Term (other than termination in the first year of the Initial Term) or a Renewal Term, then Recipient shall pay the Fees payable to Provider for the remainder of the Initial Term or the then current Renewal Term.

Termination for Material Breach. In the event of a material breach of the ASA by either Party, the non-breaching Party may terminate the ASA upon written notice to the breaching Party; provided, however, that the non-breaching Party must first provide the breaching Party with a default notice specifying in reasonable detail the nature of such breach, and such breach shall have continued without cure for a period of sixty (60) days after the breaching Party’s receipt of such written notice of breach.

Termination for Bankruptcy/Insolvency. Either Party may terminate the ASA, effective immediately upon written notice to the other Party, if such other Party becomes insolvent, makes an assignment for the benefit of creditors or files for or otherwise becomes subject to any receivership, liquidation, bankruptcy or other similar proceeding.

Initial Service Year Termination. During the one hundred and eighty (180) day period beginning on the Services Effective Date, Provider and Recipient shall cooperate in good faith to determine the scope of Services and the Applicable Quarterly Percentage for the remainder of the Initial Term following the Initial Service Year. If the Parties fail to reach mutual agreement on the scope of Services and the Applicable Quarterly Percentage, then either Party may terminate the ASA by providing written notice to the other Party. If either Party terminates the ASA pursuant to this Section, then Provider shall continue to provide such portion of the then-current scope of Services for the remainder of the Initial Service Year as may be reasonably requested by Recipient to facilitate a smooth transition by Recipient to alternative service arrangements, and Provider shall be entitled to retain the Initial Service Year Fees (as defined herein).

Termination by Non-Renewal. During the one hundred and eighty (180) day period beginning on the first day of the final year of the Initial Term or the then-current Renewal Term, Provider and Recipient shall cooperate in good faith to determine the scope of Services and the Applicable Quarterly Percentage for the next Renewal Term. If the Parties fail to reach mutual agreement on the scope of Services and the Applicable Quarterly Percentage for the next Renewal Term, then either Party may terminate the ASA by providing written notice to the other Party. If either Party terminates the ASA pursuant to this Section, then Provider shall continue to provide the then-current scope of Services at the then current Applicable Quarterly Percentage for the remainder of the Initial Term or then current Renewal Term, as applicable. If the ASA is terminated by Recipient pursuant to this Section, then Recipient shall pay a termination fee equal to the Fees payable to Provider for the last year of the Initial Term or the then-current Renewal Term, as applicable.
Fees	Recipient agrees, in consideration for the performance of the Services by Provider, to pay to Provider quarterly in advance, due on the first day of January, April, July and October, an amount equal to a percentage of Recipient’s total assets (the “Applicable Quarterly Percentage”), as set forth in the consolidated balance sheet of Recipient for the most recently completed fiscal quarter preceding such date for which a consolidated balance sheet is available (the “Fees”); provided, however, the Fees for the first year of the Initial Term (the “Initial Service Year”) shall be equal to one percent (1%) of Recipient’s total assets after giving effect to the Closing, reduced by the amount of all expenses and liabilities (excluding liabilities for the principal amount of the Convertible Notes) of Recipient (other than the Fees) payable or arising out of or in connection with the transactions occurring on the Closing Date (the “Initial Service Year Fees”) and shall be payable in advance on the Services Effective Date. The Initial Service Year Fees for the Initial Service Year shall be non-refundable in the event of termination of the ASA prior to the end of the Initial Service Year. Any Fees not received within 10 business days of the date due shall accrue interest at a rate of 15% per annum, compounding quarterly from the due date. The Fees are exclusive of any applicable taxes (other than taxes based on Provider’s income), the payment of which shall be the sole responsibility of Recipient.
Third-Party Costs	Provider shall invoice Recipient for any reasonable, documented third-party costs (including labor costs for external consultants or contractors) incurred by Provider at any time after the Services Effective Date in connection with the provision of the Services. Recipient shall pay all undisputed amounts of such invoices within thirty (30) days following receipt by Recipient of such invoiced amounts. Failure to pay such third-party costs by the specified deadline herein shall be deemed to be a material breach of the ASA, and Recipient shall have thirty (30) days to cure any such breach upon written notice thereof by Provider to Recipient. Any third-party costs not reimbursed within 10 business days of the date due shall accrue interest at a rate of 15% per annum, compounding quarterly from the due date. Provider shall not incur third-party costs in any calendar year during the Initial Term or a Renewal Term in excess of $1,000,000 in the aggregate without the prior written approval of Recipient.

Services

On or prior to the Services Effective Date, Provider agrees to provide, or cause to be provided, as applicable, certain administrative and back-office services (the “Services”) to Recipient in exchange for payment of the Fees on the terms and subject to the conditions set forth in the ASA. Provider and Recipient shall cooperate in good faith, prior to the Services Effective Date, to negotiate the definitive ASA consistent with the terms contained in this Exhibit H.

In addition, in the event that the Parties mutually agree that Provider shall perform, provide or cause to be provided any additional services, such services shall thereafter be deemed a Service for all purposes of the ASA, and the ASA shall be amended to reflect any such additional services and any associated costs or fees to the extent the fees for such additional services do not constitute Fees (as defined below).

The Parties intend the Services shall be comprised of the following (whether provided directly or through third parties):

•      Human Resources (HR) Services

•      Finance, Accounting, and Tax Services

•      Information Technology (IT) Services

•      Legal Services

•      Business Development

•      Marketing Services

•      Investor Relations (IR) Services.

•      Government Relations Services

•      Public Relations (PR) Services

•      Risk, Compliance, and Security Services

•      Project Management Services

•      Facilities, Operational Support, and Administrative Services

•      Other Services Mutually Agreed between Provider and Recipient

Right of First Refusal	Following any termination or non-renewal of the ASA, other than by Recipient due a material breach of the ASA by Provider beyond the applicable cure period, for a period of one (1) year following the expiration of the applicable Term, (the “Tail Period”), in the event Recipient proposes to engage any third-party provider (an “Alternative Provider”) to provide services that are substantially similar in nature and scope to the Services, Recipient shall promptly notify Provider of such proposed engagement, including the material terms thereof, and Provider shall have the right to offer to provide all of the corresponding Services on the same economic terms offered by the Alternative Provider, and, if so offered, Recipient and Provider shall negotiate in good faith to enter into a new agreement for the provision such Services by Provider and any additional services that Recipient and Provider determine are necessary or desirable in connection therewith. Notwithstanding the foregoing, the Right of First Refusal described above shall not be applicable in the event of termination by Recipient during the Initial Service Year.